[CINRAM LOGO]   2004 ANNUAL REPORT

Cinram International Inc. is the world's largest independent provider of pre-recorded multimedia products and related logistics services. With facilities in North America and Europe, Cinram manufactures and distributes pre-recorded DVDs, VHS video cassettes, audio CDs, audio cassettes and CD-ROMs for motion picture studios, music labels, publishers and computer software companies around the world. The Company's shares are listed on the Toronto Stock Exchange (CRW) and are included in the S&P/TSX Composite Index. For more information, visit our Web site at www.cinram.com.

INSIDE CINRAM

2004 Revenue by Product


[PIE CHART]

DVD             51%
CD              15%
VHS              3%
DISTRIBUTION    10%
PRINTING        11%
OTHER           10%

 5 To Our Fellow Shareholders
 8 Management's Discussion and Analysis
31 Management's Responsibility/Auditors' Report
32 Consolidated Financial Statements
35 Notes to Consolidated Financial Statements
58 11-Year Financial Summary
61 Trading of Common Shares
62 Directors and Officers
63 Corporate Information

For years ended December 31

(in thousands of U.S. dollars, except share and per share amounts)     2004          2003          2002
------------------------------------------------------------------  -----------   -----------   -----------
FINANCIAL SUMMARY
Revenue                                                             $ 2,026,638   $   826,893   $   559,287
Gross profit                                                            411,096       171,519       101,965
EBITA *                                                                 382,134       163,617        96,745
Capital expenditures                                                    145,704        80,226        44,116
                                                                    -----------   -----------   -----------
EBITA *                                                             $   382,134   $   163,617   $    96,745
Amortization                                                           (219,735)      (75,156)      (47,766)
Interest expense                                                        (53,102)      (13,743)       (3,305)
Investment income                                                         2,436         3,583         2,888
Income taxes                                                            (35,909)      (25,281)      (13,891)
                                                                    -----------   -----------   -----------
Net earnings                                                        $    75,824   $    53,020   $   $34,671
                                                                    ===========   ===========   ===========
PER COMMON SHARE
Earnings per share
   Basic                                                            $      1.34   $      0.95   $      0.63
   Diluted                                                          $      1.32   $      0.94   $      0.63
                                                                    -----------   -----------   -----------
Diluted average number of shares outstanding (in thousands)              57,514        56,612        55,335
                                                                    ===========   ===========   ===========
FINANCIAL POSITION AT DECEMBER 31
Cash and cash equivalents                                           $    41,789   $   253,823   $   103,987
Goodwill                                                                328,393       279,426         4,299
Intangible assets                                                       315,247       376,393             -
Long-term debt                                                          858,343     1,049,873        34,187
Working capital                                                          11,109        34,916       117,841
Shareholders' equity                                                    486,191       385,283       291,395

----------
* EBITA is defined herein as earnings before amortization, interest expense, investment income, and income taxes, and is a standard measure that is commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBITA is not a defined term under generally accepted accounting principles (GAAP). Accordingly, this measure should not be considered as a substitute or alternative for net earnings or cash flow, in each case as determined in accordance with GAAP. The table outlined above provides a reconciliation of EBITA to net earnings under GAAP.

FINANCIAL HIGHLIGHTS

TOTAL PRE-RECORDED MULTIMEDIA UNIT SALES
(in thousands of units)

[BAR CHART]

00      537,600
01      624,200
02      637,000
03      893,600
04    2,001,100

REVENUE
(in thousands of U.S. dollars)

[BAR CHART]

00      438,756
01      535,607
02      559,287
03      826,893
04    2,026,638

CASH FLOW FROM OPERATIONS
(in thousands of U.S. dollars)

[BAR CHART]

00      24,570
01      68,188
02      96,947
03     358,652
04     129,400

                                                     CINRAM ANNUAL REPORT 2004 1

INTEGRATED

IN 6 COUNTRIES


Cinram's distribution capabilities are what sets us apart from the competition. The value we create for our customers is directly proportionate to our level of integration with each movie studio and music label.

Our strategy focuses on `de-commoditizing' our services by providing best-in-class execution at retail and creating value with state-of-the-art distribution systems. Our manufacturing and distribution networks are an integral part of our customers' supply chain.

By establishing strong electronic and logistical links to our customers, and our customer's customer, we build highly valuable, long-term relationships.

2 CINRAM ANNUAL REPORT 2004

23 MAJOR LOCATIONS

IN 24 HOURS


With operations in the United States, Canada, Mexico, France, the United Kingdom and Germany, we supply the most important consumer markets for home video, which represent more than 80 percent of the worldwide DVD demand.

Our local presence in each major market and strategically located distribution centers allow us to pick, pack and ship orders within 24 hours of order receipt. From these centers, we can reach more than 240,000 points of distribution worldwide, making our customers some of the best-rated suppliers to retail stores throughout North America and Europe.

                                                     CINRAM ANNUAL REPORT 2004 3

IN 130 MILLION HOUSEHOULDS


Home video is a multi-billion dollar industry. With DVD players installed in more than 70 million American households, and more than 60 million Western European households, the industry-wide demand for DVDs skyrocketed to 5.4 billion units in 2004. In the United States, sales and rentals of DVDs and VHS video cassettes accounted for $24 billion of consumer spending in 2004 - an increase of 8.5 percent over last year - and the market is poised for further growth in 2005.

The number of titles available on DVD surpassed 40,000 in 2004, with categories such as blockbuster motion pictures, television series, and music on DVD driving the growth.With 40 percent of the major studio market share, Cinram-manufactured products are present in every DVD household in North America and Europe today.

4 CINRAM ANNUAL REPORT 2004

TO OUR FELLOW SHAREHOLDERS

In 2004, we focused on completing the integration of the Time Warner businesses acquired in late 2003 and on paying down the debt we incurred to finance this landmark acquisition. At the same time, we increased our DVD production capacity by 65 percent, built two state-of-the-art distribution facilities in the United States and further developed our distribution facilities in Europe, completed a strategic acquisition in the United Kingdom, continued to win new contracts and expanded a major customer relationship to include Europe.

Sustained strength in consumer demand for digital video discs (DVDs) - Cinram's core product - resulted in a 198 percent increase in our DVD unit shipments in 2004. During the same period, our consolidated revenue rose to $2.0 billion. While the full year results of the acquired Time Warner businesses contributed in large part to the increase in revenue from 2003, internal growth from a strong slate of releases among our major studio clients also added to the increase. In step with our customers' growth, we invested approximately $190 million in additional DVD manufacturing capacity and distribution systems in 2004, accelerating a portion of our 2005 planned capital spending.

The result of our continued investment is that Cinram is now the largest optical disc manufacturer in the world, and operates the most advanced distribution system in the home video industry, all with the intent and effect of satisfying the needs of our valued customers.

DVDs have revolutionized the way we shop for entertainment. According to Video Business News, an industry publication, consumer spending on DVDs reached a record $21 billion in the United States in 2004, an increase of 28 percent over the previous year.

The extraordinary growth of DVDs has been accompanied by a major shift in the supply chain, making direct-to-retail distribution a key success factor for our customers, and in turn, for Cinram. Our proprietary engineering and information technology has allowed us to quickly respond to this shift, with distribution solutions that provide world-class execution at retail. As a full-service outsourcer for the studios, from replication to point-of-sale, we have become an integral part of their supply chain by offering the most automated and responsive distribution and logistics services in the industry. Our strong partnership with our customers has enabled us to deliver shelf-ready product to more than 240,000 points of distribution worldwide. In Europe, as a result of our acquisition of The Entertainment Network Ltd. in July, we now offer value-added services that include full order-to-cash management, invoicing, claims and carrier management.

                                                     CINRAM ANNUAL REPORT 2004 5

OPERATIONAL AND FINANCIAL PERFORMANCE

We attempted this year to strike a balance between managing the integration of the acquired Time Warner businesses and fulfilling the increasing requirements of our growing customer base. Early in the year, we undertook a full review of the acquired businesses, removing redundancies where possible and using benchmarking to implement best practices across the company. We also identified key areas of improvement, where we quickly moved to augment capacity and refine capabilities to keep pace with demand.

We continued to aggressively pursue new business opportunities in 2004, and solidified our market position with the addition of Metro-Goldwyn-Mayer's North American business and Twentieth Century Fox's European business.We also strengthened our CD segment by entering into a manufacturing agreement with EMI in the United States.

In the latter half of 2004, raw material prices rose significantly, impacting our profit margins. Despite this and start-up costs associated with new customers, we achieved EBITA margins of 19 percent and generated cash flow from operations before changes in non-cash working capital of $300 million, allowing us to repay $192 million of the debt incurred to finance the acquisition of the Time Warner businesses, ahead of schedule.

In December, the Board of Directors, on my recommendation, appointed David Rubenstein as president and chief operating officer of Cinram International, to oversee all aspects of our worldwide operations. Previous to this appointment, David was the president of Cinram Americas. His assumption of all day-to-day operations of Cinram International will enable me to focus more specifically on the search for other investment opportunities, the early retirement of Cinram's debt, and other long-term strategies.

THE YEAR AHEAD

With the right people and operations in place, Cinram is well positioned for 2005 and beyond. We will focus on spending capital carefully and maximizing cash flow to further pay down debt. We will continue to seek alternative ways of reducing costs and improving efficiencies and profitability through automation and industry best practices; exercising financial discipline has always been an integral part of managing our business.

The new high-definition format for optical discs will be commercially launched in the very near future, with high-definition players expected to be available to consumers later this year. As in the past, Cinram is ready to meet the technological and market needs of this new and exciting format, while at the same time benefiting from the growth of the current DVD format, which is expected to share the market with the new format for many years to come.

In closing, I sincerely thank our shareholders, customers and employees for their valuable support. We are fortunate to have a dedicated management team whose tireless commitment to our customers will continue to drive future growth and build value for our shareholders.

/s/ Isidore Philosophe
---------------------------
ISIDORE PHILOSOPHE
Chief Executive Officer

6 CINRAM ANNUAL REPORT 2004

                                8 Management's Discussion & Analysis
                               31 Management's Responsibility Statement
                               31 Auditors' Report
                               32 Consolidated Financial Statements
                               35 Notes to the Consolidated Financial Statements

FINANCIAL REVIEW


March 4, 2005

The following management's discussion and analysis (MD&A) should be read in conjunction with the consolidated financial statements and notes for the year ended December 31, 2004. We prepare our financial statements in accordance with Canadian generally accepted accounting principles. Where we say "we," "us," or the "Company," we mean Cinram International Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this management's discussion and analysis and elsewhere in this annual report constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements, by their nature, are not guarantees of future performance and involve risks and uncertainties, which could cause actual results to differ materially from those anticipated in these forward-looking statements. We consider the assumptions on which these forward-looking statements are based to be reasonable, but caution the reader that these assumptions regarding future events, many of which are beyond our control, may ultimately prove to be incorrect. Some of these risks and uncertainties as well as other additional information are outlined in this management's discussion and analysis. For a complete list of risks and uncertainties, please consult the Company's annual information form filed with Canadian securities commissions, available on www.sedar.com.

Cinram disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. These cautionary statements expressly qualify all forward-looking statements attributable to Cinram.

                                                     CINRAM ANNUAL REPORT 2004 7

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

NON-GAAP FINANCIAL MEASURES

EBITA is defined herein as earnings before interest expense, investment income, income taxes and amortization, and is a standard measure that is commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBITA is not a defined term under generally accepted accounting principles (GAAP). Accordingly, this measure should not be considered as a substitute or alternative for net earnings or cash flow, in each case as determined in accordance with GAAP. See reconciliation of EBITA to net earnings under GAAP as found in the table below.

EBIT is defined herein as earnings before interest expense, investment income and income taxes, and is a standard measure that is commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBIT is not a defined term under generally accepted accounting principles
(GAAP). Accordingly, this measure should not be considered as a substitute or alternative for net earnings or cash flow, in each case as determined in accordance with GAAP. See reconciliation of EBIT to net earnings under GAAP as found in the table below.

We use EBIT and EBITA as a benchmark for measuring operating performance and for our lending arrangements.

RECONCILIATION OF EBITA AND EBIT TO NET EARNINGS

                                                               Years ended December 31,
               (in thousands of U.S. dollars)                    2004           2003
-------------------------------------------------------------  ---------      ---------
EBITA                                                          $ 382,134      $ 163,617
                                                               ---------      ---------
Amortization of capital assets                                   146,697         63,707
Amortization of intangible assets and deferred financing fees     73,038         11,449
                                                               ---------      ---------
EBIT                                                           $ 162,399      $  88,461
                                                               ---------      ---------
Interest expense                                                  53,102         13,743
Investment income                                                 (2,436)        (3,583)
Income taxes                                                      35,909         25,281
                                                               ---------      ---------
NET EARNINGS                                                   $  75,824      $  53,020
                                                               ---------      ---------

8 CINRAM ANNUAL REPORT 2004

1.    ABOUT OUR BUSINESS

      Cinram International Inc. (Cinram or the Company) manufactures and distributes pre-recorded DVDs,VHS video cassettes, audio CDs, music cassettes and CD-ROMs, for motion picture studios, music labels, publishers and computer software companies in North America and Europe. We also manufacture print components for the entertainment industry.

      In 2003, Cinram became the world's largest pre-recorded optical disc replicator with the acquisition of Time Warner Inc.'s DVD and CD manufacturing, distribution, printing and screen-printing entertainment merchandising businesses (the Acquisition or the Acquired Businesses). Along with the Acquisition, Cinram also signed exclusive, long-term manufacturing and distribution agreements with Warner Home Video and Warner Music Group in North America and Europe, and with New Line Home Entertainment, Inc. in North America (the Time Warner Agreements).

      The final allocation of the purchase price, based on independent appraisals and management's estimates is as follows:

(in thousands of U.S. dollars)
Current assets, including cash of $1,437          $   317,071
Capital assets                                        406,104
Intangible assets                                     387,900
Goodwill                                              320,351
                                                  -----------
                                                    1,431,426
                                                  -----------

Current liabilities                                  (208,715)
Other long-term liabilities                           (49,611)
Future tax liabilities                                (22,611)
                                                  -----------
                                                     (280,937)
                                                  -----------
Total cash purchase consideration                 $ 1,150,489
                                                  -----------

      We operate four primary business segments: Home Video, Audio/ROM, Printing and Distribution. Our Home Video segment consists primarily of the replication/duplication of DVDs and VHS video cassettes, including new releases and catalog titles. Our Audio/ROM segment consists primarily of the replication/duplication of audio CDs, CD-ROMs and audio cassettes. Our Printing segment manufactures printing and packaging components for the home entertainment industry including the art work that is inserted into DVD and CD packaging, custom box sets and point-of-purchase merchandise displays, through our wholly-owned subsidiary, Ivy Hill Corporation (Ivy
      Hill). Our Distribution segment includes revenue for direct-to-retail distribution, warehousing, and pick, pack and ship and order fulfillment services for our home video customers. Revenue from our remaining operations is included in `Other', which is principally made up of Giant Merchandising Inc. (Giant), the screen-printing entertainment merchandising business we purchased through the Acquisition.

      We currently have the capacity to manufacture approximately 1.65 billion DVDs and more than one billion CDs per year to service our industry's seasonal peaks in demand, which typically occur in the second half of the year. We only produce pre-recorded content to specific orders from our customers, generally pursuant to multi-year contracts that typically range from two to six years, and as a result, we do not bear the risk of unsold products. Our major contracts are exclusive for particular territories, and frequently contain a market price test that may, depending on prevailing industry prices, require us to lower the prices we charge. The products we manufacture generally experience larger price declines in the early stages of their life-cycles, from introduction up to mass-market adoption, at which point prices typically decline in smaller increments.

      Our major customers include Warner Home Video, Warner Music Group, New Line Home Entertainment,Twentieth Century Fox Home Entertainment (Fox), Metro-Goldwyn-Mayer Home Entertainment (MGM), Artisan Entertainment/Lions Gate, Alliance Atlantis and EMI Group plc (EMI).

                                                     CINRAM ANNUAL REPORT 2004 9

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

      Today, we generate the majority of our revenue from the sale of pre-recorded DVDs.

THREE-YEAR REVENUE BY PRODUCT

(in thousands of U.S. dollars)              2004              2003              2002
------------------------------  ----------  ----  ----------  ----  ----------  ----
DVD                             $1,025,389   51%  $  386,413   47%  $  156,156   28%
VHS video cassette                  65,154    3%     108,889   13%     187,061   33%
Audio CD/CD-ROM                    313,420   15%     162,362   20%     132,074   24%
Audio cassette                      10,906    1%      10,219    1%      21,491    4%
Printing                           225,388   11%      46,626    6%           -    -
Distribution                       207,302   10%      71,302    9%      45,958    8%
Merchandising                      143,368    7%      20,320    2%           -    -
Other                               35,711    2%      20,762    2%      16,547    3%
                                ----------  ---   ----------  ---   ----------  ---
                                $2,026,638  100%  $  826,893  100%  $  559,287  100%
                                ----------  ---   ----------  ---   ----------  ---

      1.1 THE PRE-RECORDED MEDIA INDUSTRY, which encompasses video and audio products, mainly serves major motion picture studios and music labels by providing the replication and distribution services required for the physical delivery of their content.The industry, currently dominated by DVDs and CDs, has evolved significantly since its inception. In the home video industry, the VHS video cassette was introduced in the early 1970s and experienced strong sales growth in the 1980s and early-to-mid 1990s. However, the demand for VHS video cassettes has declined in recent years due to the rapid growth of DVDs which were introduced in 1997 and have since become the standard for the home video industry. The music industry has seen a transition from vinyl records and eight-track cartridges to cassettes and subsequently to CDs, the current standard for the music industry.

            The DVD format currently represents the primary source of growth for the pre-recorded media industry. The key drivers of the rapid growth in DVD demand include: strong DVD player penetration due to declining prices of DVD players, aggressive retail pricing of DVDs, and an expanding list of titles and genres. Strong consumer adoption of the DVD technology is evident in the growth of household penetration of DVD players. According to Understanding & Solutions, an industry research and consulting firm, at the end of 2004, the installed base of DVD players reached 65% of all U.S. homes, and it is forecasted to increase to 80% by the end of 2005. Declining retail prices for DVD players have been an important factor underlying the growth in DVD player penetration. Studios have also intentionally adopted a sell-through philosophy with DVDs, maintaining low price points to encourage sales of DVDs rather than rentals, which had been the traditional focus for VHS video cassettes. In addition, in recent years, the number of titles and genres available on DVD has increased substantially.The combination of these factors has significantly broadened and increased consumer demand for DVDs.

            The CD is, and in the foreseeable future is expected to remain, the standard format for the music industry. While CD volumes peaked in 1999, volumes have since declined due to several factors, including the advent of file-sharing and digital distribution through Web sites, increased piracy and illegal downloading and a lack of new hit titles and gold/platinum releases. We believe that over the past year, the music industry has better dealt with distribution challenges by more aggressively fighting piracy and illegal downloading, as well as refocusing on promoting artists, developing new genres and devising creative marketing strategies (e.g., multi-disc sets and bundling with other products such as DVDs and apparel).

      1.2 OUR STRATEGY is to secure exclusive, large-scale, multi-year DVD and CD replication and distribution agreements in North America and Europe. Our expanded distribution capabilities and our new printing operations also give us an opportunity to provide additional services to our existing customers.

            We are focused on reinforcing our existing relationships with customers by maintaining or improving service levels, increasing the level of integration between us and our customers, managing our manufacturing capacity to service demand with minimal outsourcing and maintaining strong communications with our customers. We expect to achieve this, in part,

10 CINRAM ANNUAL REPORT 2004
            through continued internal development of distribution systems and automation that improve our efficiencies and our continued commitment to customer service.

            We intend to maintain our focus on reducing costs and increasing profitability over time. We expect to achieve this by continuing to benchmark our facilities to determine best practices in order to improve processes at each facility. We will also continue to pursue opportunities to leverage synergies with the Acquired Businesses. In addition, our increased geographic capacity and scale of operations from the Acquisition enable us to balance production loads among our facilities, reducing our need to use third-party outsourcing.

            We have consistently evolved with changes in pre-recorded media formats over our 36-year history. As our customers and other industry participants make the transition to successor pre-recorded media formats, such as high-definition DVD (Blu-ray or HD-DVD), we expect to leverage our strong presence in North America and Western Europe, as well as our manufacturing and distribution scale and expertise, to position our Company to capitalize on the new opportunities afforded by this transition. We believe that our highly developed manufacturing and distribution capabilities and our experience in adapting our processes to new pre-recorded media formats efficiently and in a cost effective manner will enable us to remain an industry leader.

2.    2004 PERFORMANCE

      Our 2004 results include those of the Acquisition for the full period, while our 2003 results include only the results of the Acquired Businesses from October 24, 2003, to December 31, 2003.

      KEY PERFORMANCE METRICS

(in thousands of U.S. dollars, except per share data)     2004        2003        2002
-----------------------------------------------------  ----------  ----------  ----------
Revenue                                                $2,026,638  $  826,893  $  559,287
EBITA                                                  $  382,134  $  163,617  $   96,745
EBIT                                                   $  162,399  $   88,461  $   48,979
Net earnings                                           $   75,824  $   53,020  $   34,671
Basic earnings per share                               $     1.34  $     0.95  $     0.63
Diluted earnings per share                             $     1.32  $     0.94  $     0.63

      2.1   GENERAL OVERVIEW

            Over the last three years, our revenue base has shifted significantly from VHS video cassettes to DVD as a result of the shift in consumer preferences, as well as the change in our product mix pursuant to the Acquisition. DVD revenue increased from 28% of consolidated revenue in 2002, to 47% in 2003, and 51% in 2004. Conversely, VHS video cassettes accounted for 33% of our consolidated revenue in 2002, 13% in 2003 and 3% in 2004. In 2004, our revenue increased 145% to $2,026.6 million from $826.9 million in 2003, and 262% from $559.3 million in 2002, principally as a result of the contribution of the Acquisition and solid organic growth in our DVD sales. A strong slate of home video releases by our existing studio customers along with additional business from new customers such as MGM, EMI and Fox Europe also contributed to the increase in our consolidated revenue in 2004. In November, we signed an exclusive, multi-year manufacturing and distribution agreement with Fox in Europe; however, we began manufacturing and distributing DVDs and VHS video cassettes for Fox in France under a transitional agreement in August 2004. We will begin manufacturing and distributing Fox products in the United Kingdom, Germany and the Benelux in the first half of 2005.

            We sold more than 1.9 billion optical discs (DVD and CD) in 2004, up 144% from 2003, and 339% from 2002. Because we began balancing our production requirements across our facilities immediately after the close of the Acquisition in October 2003, it is not meaningful to separate our organic growth from that of the Acquired Businesses.

                                                    CINRAM ANNUAL REPORT 2004 11

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

            EBITA increased to $382.1 million from $163.6 million in 2003 and $96.7 million in 2002, principally due to the contribution of a full year of results from the Acquired Businesses in addition to new business from MGM.

            We recorded EBITA margins of 19% in 2004, down from 20% in 2003 mainly as a result of the increase in raw material costs, start-up expenses related to new and existing customers, and to a lesser extent, lower selling prices. In comparison, we recorded EBITA margins of 17% in 2002. The change in margin from 2002 to 2003 was attributable to the significant shift in our product mix from VHS video cassettes to higher margin DVDs. VHS video cassettes, by their product makeup, yield higher average selling prices, generate lower profit margins and are more expensive to produce than DVDs because of higher raw material costs and real-time manufacturing constraints. While the shift in our product mix in 2003 had a positive impact on gross margins and net earnings, it had a negative impact on revenue for that year.

      2.2   2004 GUIDANCE REVIEW: RESULTS VERSUS EXPECTATIONS

            In March 2004, the Company issued guidance for the full year of $1.8 to $2.0 billion in revenue and $390 to $410 million in EBITA. Subsequent to this, higher than expected commodity price increases caused our third quarter results to vary significantly from our initial internal expectations, which in turn prompted us to revise our expectations for the full year. Accordingly, we lowered our initial EBITA estimate to $360 to $380 million and narrowed the range of our revenue guidance to $1.9 to $2.0 billion in our 2004 third quarter news release.

            2004 GUIDANCE VS. ACTUAL RESULTS

(in U.S. dollars)        Initial              Revised            Actual
-----------------  -------------------  -------------------  --------------
Revenue            $1.8 - $2.0 billion  $1.9 - $2.0 billion  $  2.0 billion
EBITA              $390 - $410 million  $360 - $380 million  $382.1 million

            Our business is seasonal, with a large portion of sales recorded towards the holidays (U.S.Thanksgiving and Christmas), and is dependent on consumer acceptance of our customers' products (DVD movies and CD albums). For these reasons, we generate the majority of our revenue and earnings in the fourth quarter, and the success of a few titles can play an important role in December re-order volumes, and in turn, the strength of our year-end results. In 2004, we benefited from strong production volumes up until the end of December, which allowed us to reach the high end of our revised revenue and EBITA guidance ranges.

3.    SEGMENTED RESULTS

      3.1   INDUSTRY SEGMENTS - REVENUE

(in millions of U.S. dollars)              2004              2003
-----------------------------  ----------  ----  ----------  ----
Home video                     $1,090,543   54%  $  495,302   60%
Audio/ROM                         324,326   16%     172,581   21%
Printing                          225,388   11%      46,626    6%
Distribution                      207,302   10%      71,302    9%
Other                             179,079    9%      41,082    4%
                               ----------  ---   ----------  ---
Total                          $2,026,638  100%  $  826,893  100%
                               ----------  ---   ----------  ---

            3.1.1 HOME VIDEO

                  Revenue from our Home Video segment, which includes DVD and VHS video cassettes sales, increased 120% to $1,090.5 million from $495.3 million in 2003. The significant growth in our DVD sales was partially offset by a decline in VHS video cassettes sales and lower average selling prices for both products.

12 CINRAM ANNUAL REPORT 2004

                  DVD revenue increased 165% to $1,025.4 million from $386.4 million in 2003, reflecting a full-year contribution of the Acquired Businesses, the addition of the MGM business in North America, the Fox business in France and greater overall consumer demand for DVDs across all geographic regions. DVD revenue represented 51% of consolidated revenue in 2004, up from 47% in 2003.

                  Revenue from VHS video cassettes was down 40% to $65.1 million from $108.9 million in 2003, reflecting lower unit shipments in Europe and North America, and lower average selling prices. VHS video cassettes accounted for 3% of consolidated revenue in 2004, down from 13% in 2003.

                  The Home Video segment represented 54% of our consolidated revenue, down from 60% in 2003 due to the change in our product mix subsequent to the Acquisition.

            3.1.2 AUDIO/ROM

                  Revenue from our Audio/ROM segment (audio CDs, CD-ROMs and audio cassettes) increased 88% to $324.3 million from $172.6 million in 2003. The growth in this segment resulted from higher unit shipments due to the Acquired Businesses in the United States and Europe, along with the new EMI contract in the United States.

                  Audio CD revenue increased 94% to $267.3 million from $137.6 million in 2003. The increase was driven primarily by the full-year contribution of the Acquired Businesses and the addition of the EMI business in the second half of the year. The revenue growth in audio CDs was offset by lower unit shipments in France and Canada, as well as lower average selling prices. Audio CDs represented 13% of consolidated revenue in 2004, down from 17% in 2003.

                  CD-ROM revenue increased 86% to $46.1 million from $24.8 million in 2003, principally as a result of the full-year contribution of the Acquired Businesses in North America and Europe in addition to strong organic growth in France. CD-ROM represented 2% of consolidated sales in 2004, down from 3% in 2003.

                  Audio cassette revenue increased 7% to $10.9 million from $10.2 million in 2003 as a result of the contribution of the Acquired Businesses. Audio cassette revenue represented 1% of consolidated revenue in both 2004 and 2003.

                  The Audio/ROM segment accounted for 16% of consolidated revenue in 2004, down from 21% in 2003. This segment has declined as a percentage of consolidated revenue because of the increasing importance of DVDs and distribution services in our product mix, and the addition of new businesses from the Acquisition.

            3.1.3 PRINTING

                  Printing revenue increased to $225.4 million from $46.6 million in 2003 as a result of the full-year inclusion of Ivy Hill's results in our 2004 consolidated revenue, compared to its nine-week contribution in 2003. In 2004, Ivy Hill benefited from additional business from movie studios and record labels who were considered competitors when it was a captive subsidiary of Time Warner. Printing sales accounted for 11% of consolidated revenue in 2004.

            3.1.4 DISTRIBUTION

                  Distribution and fulfillment services revenue was up 191% to $207.3 million from $71.3 million in 2003, and represented 10% of consolidated revenue compared to 9% in 2003. The increase in distribution revenue was attributable to the full-year contribution of the Acquired Businesses, the addition of the MGM business and the July acquisition of The Entertainment Network in the United Kingdom. Distribution and fulfillment services continue to be a major factor in our ability to attract and retain customers. In 2004, we expanded our distribution and fulfillment service offerings by opening two customer-dedicated distribution centers in Tennessee to accommodate Warner Home Video and MGM. We incurred costs for setting up these facilities, including training, relocation of customers' components, equipment relocation, freight and expediting costs as well as travel expenses that had an

                                                    CINRAM ANNUAL REPORT 2004 13

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

            unfavorable impact on gross profit margins for the year. We also made enhancements to our existing distribution facility in Alabama to provide Fox and Lions Gate with increased frequency of shipments, more customized order sizes, and the ability to handle more stock keeping units, which also had a negative impact on our margins.

      3.1.5 OTHER

            Revenue from Giant Merchandising (included in Other segment) increased to $143.4 million from $20.3 million in 2003 as a result of the full-year inclusion of Giant's results in our 2004 consolidated revenue compared to its nine-week contribution in 2003. Giant accounted for 7% of consolidated revenue in 2004, up from 2% in 2003.

            Revenue from other non-core activities increased to $35.7 million from $20.8 million in 2003. Non-core activities represented 2% of consolidated revenue in 2004, on par with 2003. Non-core activities include authoring and other pre-production services, information technology, the sale of components, stampers and digital linear tapes.

3.2   GEOGRAPHIC SEGMENTS - REVENUE

(in millions of U.S. dollars)                  2004                 2003
-----------------------------                  ----                 ----
North America                    $ 1,534,229    76%    $ 641,508     78%
Europe                               492,409    24%      185,385     22%
                                 -----------   ---     ---------    ---
Total                            $ 2,026,638   100%    $ 826,893    100%
                                 ===========   ===     =========    ===

      3.2.1 NORTH AMERICA

            North American revenue increased 139% to $1,534.2 million from $641.5 million in 2003. The significant increase in revenue was primarily driven by the full-year results of the Acquired Businesses, which included DVD, CD, distribution, printing and merchandising revenue. New customer agreements with MGM in North America and EMI in the United States also fueled the increase in revenue in addition to a general increase in consumer demand for DVDs across the industry. While we replicated virtually all of MGM's DVD volume in 2004, we only benefited from EMI's CD volume in the third and fourth quarters of the year. The growth in North American revenue was partially offset by lower VHS video cassette and audio cassette shipments as well as a typical decline in selling prices for all products.

            With full-year results from the Acquired Businesses, strong organic growth from Fox and new business from MGM, DVD revenue increased 130% to $753.2 million from $326.9 million in 2003. The increase in DVD revenue was offset by expected declines in unit selling prices. As a percentage of North American revenue, DVDs accounted for 49% of revenue down from 51% in 2003 because of the change in our product mix subsequent to the Acquisition. VHS video cassette revenue decreased 28% to $43.4 million from $60.6 million in 2003 due to lower shipments owing to a significant shift in consumer preferences, as well as lower unit selling prices. VHS video cassette sales accounted for 3% of North American revenue in 2004, down from 9% in 2003.

            Audio CD and CD-ROM revenue was up 90% to $203.9 million from $107.6 million in 2003 as a result of the increase in unit shipments from the Acquired Businesses and the new EMI agreement in the United States. Audio CD and CD-ROM sales accounted for 13% of North American revenue in 2004, down from 17% in 2003. Audio cassette revenue declined 4% to $9.5 million from $9.9 million in 2003, and represented less than one percent of North American revenue in 2004, compared with 2% in 2003.

            Printing revenue increased to $225.4 million from $46.6 million in 2003 as result of the full-year inclusion of Ivy Hill's results in our 2004 consolidated revenue compared to its nine-week contribution in 2003. Printing sales accounted for 15% of North American revenue in 2004, compared with 7% in 2003.

14 CINRAM ANNUAL REPORT 2004

            North American distribution revenue increased 146% to $136.8 million in 2004 from $55.5 million in 2003 principally due to a significant increase in the number of units distributed for Warner Home Video, New Line Home Entertainment and MGM, in addition to organic growth from Fox and our other studio clients. During the year, we invested in two state-of-the-art distribution facilities in LaVergne,Tennessee to accommodate the growing distribution requirements of Warner Home Video and MGM. Distribution accounted for 9% of North American revenue in 2004, in line with 2003.

            Revenue from Giant Merchandising increased to $143.4 million from $20.3 million in 2003 as a result of the full-year inclusion of Giant's results in our 2004 consolidated revenue compared to its nine-week contribution in 2003. Giant accounted for 9% of North American revenue in 2004, compared with 3% in 2003.

            Revenue from other non-core activities increased to $18.6 million from $14.1 million in 2003. It represented 1% of North American revenue in 2004, down from 2% in 2003. Non-core activities include authoring and other pre-production services, information technology, the sale of components, stampers and digital linear tapes.

            North American revenue accounted for 76% of consolidated revenue in 2004, down from 78% in 2003.

      3.2.2 EUROPE

            European revenue increased 166% to $492.4 million from $185.4 million in 2003, primarily due to the inclusion of a full-year of results from the Acquired Businesses, which included DVD, CD and distribution revenue. The growth in Europe was offset by a significant decline in VHS video cassettes sales and typical annual price declines for all products.

            DVD revenue in Europe increased 357% to $272.2 million from $59.5 million in 2003 as a result of revenue generated from the European Acquired Businesses and new business from Fox in France. In line with industry trends in North America, consumer demand for DVDs increased significantly in Europe in 2004. DVD sales accounted for 55% of European revenue in 2004, up from 32% in 2003. In contrast, VHS video cassette sales declined 55% to $21.7 million from $48.3 million in 2003 due to the shift in consumer preferences to DVD and lower selling prices. VHS video cassette sales accounted for 5% of European revenue in 2004, down from 26% in 2003.

            Audio CD and CD-ROM revenue increased 100% to $109.5 million from $54.8 million in 2003 as a result of higher unit shipments from the European Acquired Businesses as well as increased CD-ROM sales in France. The increase in revenue was offset by lower Audio CD sales in France and the United Kingdom and lower selling prices. Audio CD and CD-ROM sales accounted for 22% of European revenue in 2004, down from 30% in 2003. Audio cassette revenue increased to $1.4 million from $0.3 million in 2003, and represented less than one percent of European revenue in both 2004 and 2003.

            European distribution revenue increased 346% to $70.5 million from $15.8 million in 2003 due to the July acquisition of The Entertainment Network in the United Kingdom, the full-year results of the European Acquired Businesses and new business from Fox in France. Distribution revenue accounted for 14% of European revenue in 2004, up from 8% in 2003.

            Revenue from other non-core activities increased to $17.1 million from $6.7 million in 2003. It represented 4% of European revenue in 2004, in line with 2003. Non-core activities include authoring and other pre-production services, information technology, the sale of components, stampers and digital linear tapes.

            European revenue accounted for 24% of consolidated revenue in 2004, up from 22% in 2003.

                                                    CINRAM ANNUAL REPORT 2004 15

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

4.    GROSS PROFIT

      Gross profit increased by 140% to $411.1 million from $171.5 million in 2003. As a percentage of consolidated revenue, gross profit decreased to 20% from 21% in 2003 largely as a result of the increase in raw material costs in the second half of the year, notably polycarbonate and polystyrene. Polycarbonate is the type of plastic that is used to manufacture discs (DVDs and CDs) and polystyrene is used to manufacture jewel boxes and trays for CDs. Although we have the ability to pass-through polycarbonate cost increases to most of our DVD customers, we are contractually restricted as to the timing of the pass-through to our customers. If we have several consecutive raw material cost increases such as those we experienced over the course of the second half of 2004, we can only pass on these increases on a time delay basis. Our major CD contracts do not contain any raw material pass-through mechanisms that currently allow us to adjust pricing for polycarbonate cost increases, and there are limitations on price adjustments for polystyrene.

      Our polycarbonate costs increased by approximately 50% from January 2004 to December 2004, while our polystyrene costs increased by nearly 40% during the same period. After taking into account our raw material pass-throughs, these costs increases had a $20.1 million dollar impact on gross profit in 2004.

[BAR CHART]

FIVE-YEAR
GROSS PROFIT
(% of sales)

'00     15%

'01     14%

'02     18%

'03     21%

'04     20%

      4.1   START-UP COSTS

            During the second half of 2004, we also incurred start-up costs associated with new customers that had a $5 million impact on our gross profit margins. These start-up costs included:

            - Training and overtime;

            - Relocation of customers' finished goods and components;

            - Equipment relocation;

            - Incremental overtime costs to pick and process orders manually until automation was up and running;

            - Manual packaging at higher costs while operators were being trained;

            - Freight and expediting costs; and

            - Travel expenses.

      Amortization expense from capital assets, which is included in our cost of goods sold, increased to $146.7 million in 2004 from $63.7 million in 2003.The increase was mainly attributable to increased amortization associated with the Acquired Businesses as well as with the increase in capital assets that were purchased and put into service during the year.

      Foreign exchange loss on transactions, included in our costs of goods sold, increased to $1.8 million from $0.2 million in 2003 due to the weakening U.S. dollar against other currencies in the countries in which we operate.

5.    GOODWILL

      As a result of the Acquisition that was completed in October 2003, we recorded $320.4 million in goodwill for the excess of the purchase price over the value of the acquired assets. In the fourth quarter of 2004, we completed our annual goodwill impairment test and concluded that there was no impairment.

6.    AMORTIZATION OF INTANGIBLE ASSETS AND DEFERRED FINANCING FEES

      Amortization of intangible assets and deferred financing fees related to the acquisition was $73.0 million in 2004 compared with $11.4 million in 2003. We completed our intangible asset impairment test at the end of 2004 and concluded there was no impairment.

7.    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      Selling, general and administrative expenses - which include sales and marketing expenses, office expenses, non-manufacturing related salaries and professional fees - increased to $177.4 million from $68.9 million in 2003 due to the full-year effect of expenses incurred by the Acquired Businesses. As a percentage of consolidated revenue, selling, general and administrative expenses were 9% in 2004 compared with 8% in 2003.

16 CINRAM ANNUAL REPORT 2004

8.    INTEREST EXPENSE

      Interest expense increased to $53.1 million from $13.7 million in 2003 due to a full year of interest charges associated with the debt incurred to finance the Acquisition. We paid interest at both fixed and floating rates during 2004. Earlier this year, we entered into interest protection arrangements for a three-year term on $250.0 million of our long-term debt. In July, we entered into an additional interest rate cap arrangement for $210.0 million of our long-term debt that is set to expire in January 2007.

      In August, we amended our $1,175.0 million credit facilities, originally established in connection with the acquisition of the Time Warner businesses in 2003, to significantly reduce borrowing costs. The interest rate on the outstanding principal amount of $181.1 million on Cinram's $250.0 million term loan A facility was reduced to the London Interbank Offered Rate (LIBOR) plus 250 basis points, from LIBOR plus 300 basis points. We used $65.0 million in cash to repay part of the $635.0 million outstanding principal amount under our $675.0 million term loan B facility and part of the $98.3 million outstanding principal amount under our $100.0 million term loan C facility. The remaining principal amounts outstanding under term loan facilities B and C were paid out from a new $668.2 million term loan D facility that bears an interest rate of LIBOR plus 300 basis points. Prior to the amendments, the term loan B facility had an interest rate of LIBOR plus 375 basis points and the term loan C facility an interest rate of LIBOR plus 575 basis points. The maturity date for the term loan A facility remains September 2007. The maturity date for the term loan D facility is September 2009; the maturity dates for term loan facilities B and C were September 2009 and March 2010, respectively. We fully benefited from the reduced rates in the fourth quarter of 2004.

9.    INVESTMENT INCOME

      Investment income decreased to $2.4 million from $3.6 million in 2003 due to lower cash balances and lower interest rates.

10.   UNUSUAL ITEMS

      During 2003, we closed a VHS duplication facility in St. Die, France. We began to formulate an exit plan in April 2003, concurrent with our discussions with the employee works council, which were concluded in July 2003. The exit plan was finalized in November 2003, and termination notices were given shortly thereafter to St. Die's 102 employees. The duplication facility closed on December 17, 2003, and we recorded a restructuring provision of $2.7 million in 2003 for severance and other employee-related costs, lease cancellation and idle facility costs, asset write-downs and certain other exit costs. In October 2004, we realized a gain of $2.2 million on the sale of this facility. We also incurred an additional $0.5 million in other exit costs in 2004 relating to the closure of this facility, which was paid out during the year.

11.   INCOME TAXES

      Our effective tax rate for 2004 was 32%, on par with our effective tax rate in 2003. This rate is below the 36% statutory rate as a result of lower tax rates in certain jurisdictions, and the use of certain tax loss carryforwards.

12.   EARNINGS

      Net earnings for the year were up 43% to $75.8 million or $1.34 per share, from $53.0 million or $0.95 per share in 2003, principally due to the full-year contribution of the Acquired Businesses as well as higher DVD sales from both new and existing customers. Our 2004 earnings also included the full-year non-cash intangible asset amortization expense relating to the Time Warner Agreements and increased interest expense related to the Acquisition financing. By comparison, 2002 net earnings were $34.7 million or $0.63 per share.

13.   LIQUIDITY AND CAPITAL RESOURCES

      Cinram's principal sources of funds include cash flow from operating activities and long-term debt issued under our syndicated credit facility. Our primary uses of funds are working capital requirements as the business grows, operational expenses, maintenance and growth capital spending, principal and interest debt repayments on our credit facilities, and dividends.

                                                    CINRAM ANNUAL REPORT 2004 17

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

     SOURCES AND USES OF CASH
   (in thousands of U.S. dollars)                     2004             2003
-----------------------------------                ----------      ------------
Cash flow from operating activities                $  129,400      $    358,652
Cash flow from financing activities                $ (183,025)     $    987,997
Cash flow from investing activities                $ (155,102)     $ (1,225,298)

We ended 2004 with a cash balance of $41.8 million, down from $253.8 million in 2003, largely due to the net repayment of $191.5 million of long-term debt, $145.7 million of capital asset purchases, which were offset by positive cash flows from operations of $129.4 million.

We generated cash flow from operations of $129.4 million in 2004, down from $358.7 million in 2003, as stronger net earnings and a significant increase in amortization related to the Acquisition were offset by a non-cash working capital outflow of $171.1 million, compared with a non-cash working capital inflow of $213.8 million in 2003. The outflow in non-cash working capital in 2004 was due in part to a $63.0 million purchase price adjustment related to the Acquisition, combined with the build-up of accounts receivable and inventory levels during the year. Conversely, the non-cash working capital inflow in 2003 was the result of a significant increase in accounts payable and accrued liabilities related to the Acquisition, with no offsetting increase in accounts receivable as a significant portion of the acquired receivables were collected before year-end. Our working capital position at December 31, 2004, was $11.1 million, compared with $34.9 million in 2003, principally reflecting a lower cash balance.

Cash used in financing activities was an outflow $183.0 million, compared with an inflow of $988.0 million in 2003, as we made net repayments of $191.5 million to long-term debt during the year, which were partially offset by proceeds from the issuance of common shares combined with an increase in other long-term liabilities. The large inflow of cash from financing activities in 2003 was primarily due to the debt we incurred to finance the Acquisition in October 2003.

At December 31, 2004, our net debt position (long-term debt, including the current portion, less cash and cash equivalents) was a liability of $816.6 million compared to a liability of $796.1 million at the end of 2003. The decrease in our long-term debt was offset by a lower year-end cash position in 2004 due to significant debt repayments, working capital usage and capital expenditures throughout 2004.

We had total assets of $2,097.0 million at December 31, 2004, compared with $2,059.2 million in 2003 and $525.4 million in 2002. The significant increase in assets in 2003 was attributable to the Acquisition.

13.1  CAPITAL SPENDING

      In 2004, we paid $145.7 million for capital assets to increase our DVD replication capacity in the United States and Europe, and distribution automation in the United States. We also purchased an additional $48.8 million of capital assets, in line with our 2004 capital spending budget, which will be paid out during 2005.

13.2  LONG-TERM DEBT

      In October 2003, we entered into a credit agreement with a syndicate of lenders for credit facilities comprised of term loans of $1,025.0 million and a revolving credit facility of $150.0 million to finance the Acquisition. Consequently, total debt increased significantly to $1,049.9 million at December 31, 2003, from $34.2 million in 2002. Amounts outstanding under the facilities are secured by substantially all of the assets of the Company.

      In August 2004, we amended the credit facilities to lower our interest costs and to take advantage of better terms. The interest rate on the outstanding principal amount of $181.1 million on our $250.0 million term loan A facility was reduced to LIBOR plus 250 basis points, from LIBOR plus 300 basis points. We used $65.0 million in cash to repay part of the $635.0

18 CINRAM ANNUAL REPORT 2004
      million outstanding principal amount under our $675.0 million term loan B facility and part of the $98.3 million outstanding principal amount under our $100.0 million term loan C facility. The remaining principal amounts outstanding under term loan facilities B and C were paid out from a new $668.2 million term loan D facility that bears an interest rate of LIBOR plus 300 basis points. At December 31, 2004, $659.0 million was outstanding under the term loan D facility, and our total debt was at $858.3 million. Amounts outstanding under the facilities are shown in the table below:


                                  DECEMBER 31,                   December 31,
(in thousands of U.S. dollars)        2004       INTEREST RATE       2003       Interest rate     Maturity
------------------------------    ------------   -------------   ------------   -------------  --------------
Credit agreement:
Term loan A                         $ 181,050     LIBOR + 250    $   250,000     LIBOR + 300   Sept. 30, 2007
Term loan B                                 -              -         675,000     LIBOR + 375   Sept. 30, 2009
Term loan C                                 -              -          98,270     LIBOR + 575    Mar. 31, 2010
Term loan D                           658,976     LIBOR + 300             -               -    Sept. 30, 2009
                                    ---------     -----------    -----------     -----------   --------------
                                    $ 840,026                    $ 1,023,270
                                    =========                    ===========

      The revolving credit facility bears interest of LIBOR plus 300 basis points. In the third quarter of 2004, we borrowed $48.0 million from our revolving credit facility to finance capital expenditures. We subsequently repaid the $48.0 million during the fourth quarter of 2004. At December 31, 2004, there were no amounts outstanding under the revolving credit facility.

      In 2004, we renegotiated the terms of our asset-backed financing agreement, which is now due in June 2007 and bears an interest rate of 5.49%.

13.3  DEBT COVENANTS

      Our credit agreement includes four covenants: three are leverage tests based on earnings before interest, taxes and amortization (EBITA), and one is a maximum level of capital expenditures in any fiscal year during the life of the credit agreement. We are required to complete all leverage tests on a quarterly basis, using trailing 12-month data. The capital expenditure covenant is tested annually.

      As of December 31, 2004, we were in compliance with all of the terms of our credit agreement. We also expect to remain compliant with our debt covenants based on our current internal forecasts. Under the terms of the credit agreement, we are obliged to make a mandatory offer to prepay the credit facilities from the following:

            - 75% of excess cash flow (as defined in the credit agreement);

            - 100% of net cash proceeds of non-ordinary course asset sales;

            - 100% of net proceeds of debt issuance;

            - 100% of net cash proceeds of casualty events (in excess of
              $2.5 million); and

            - 75% of net proceeds of equity issuance.

      The above percentages are subject to a step-down, based on reductions in leverage.

      The credit agreement is guaranteed by Cinram and each of its existing and future material subsidiaries, and will be secured by substantially all of the assets of Cinram and each guarantor, including but not limited to (a) a first-priority pledge of all of the capital stock of each of the subsidiaries of Cinram, and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Cinram and each guarantor (including but not limited to all material multi-year revenue-generating contracts, accounts receivable, inventory, equipment, leaseholds, investment property, intellectual property, real property, cash and proceeds of the foregoing).

                                                    CINRAM ANNUAL REPORT 2004 19

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

      13.4  CONTRACTUAL OBLIGATIONS

            At December 31, 2004, we had contractual obligations that require future payment as follows:

Contractual obligations
(in thousands of U.S. dollars)       2005      2006       2007       2008       2009    2010 & after    Total
------------------------------    ---------  ---------  ---------  --------  ---------  ------------  ----------
Long-term debt                    $  71,509  $ 112,698  $ 116,842  $ 36,975  $ 520,319  $          -  $  858,343
Capital lease obligations             1,177      1,102        885       654        607         2,351       6,776
Operating leases                     10,032      7,621      6,270     5,416      2,750         2,485      34,574
Capital obligations                  49,000          -          -         -          -             -      49,000
Pension obligations                   1,250      1,249      1,238     1,228      1,218         5,853      12,036
Other obligations                     4,214      4,214      4,214     1,328      1,328            -       15,298
                                  ---------  ---------  ---------  --------  ---------  ------------  ----------
                                  $ 137,182  $ 126,884  $ 129,449  $ 45,601  $ 526,222  $     10,689  $  976,027
                                  =========  =========  =========  ========  =========  ============  ==========

            Included in other long-term liabilities are amounts recorded as management's best estimate of contingent liabilities assumed on the acquisition of the Acquired Businesses. The actual cash settlement amount is unknown at this time, and accordingly, these amounts are not reflected in the table above.

            All of the Company's debt and future commitments are disclosed in NOTES 7 and 8 to the financial statements.

      13.5  OTHER FINANCIAL INSTRUMENTS

            During 2004, we entered into hedging agreements for a three-year term on $250.0 million of long-term debt expiring in June 2007. We also entered into an additional interest rate cap agreement for $210.0 million of long-term debt expiring in January 2007. At December 31, 2004, the fair values of these arrangements, based on values quoted by the counterparties to the agreements, represent a liability of $0.5 million.

            Revenue and expenses are predominantly incurred in the currencies of the countries in which we have substantial operations - Canada, the United States, Germany, France and the United Kingdom. We are exposed to U.S. dollar, Euro and Pound Sterling currency fluctuations. The majority of our borrowings are denominated in U.S. dollars and represent a hedge of our net investment in our U.S. operations. We have not entered into any other foreign currency management arrangements.

      13.6  CAPITAL STOCK AND DIVIDENDS

            The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of preference shares. The preference shares are non-voting and are entitled to dividends, as and when declared by the Board of Directors.

            At March 1, 2005, Cinram had 56.9 million common shares issued and outstanding. Cinram's Board of Directors declared a C$0.03 cash quarterly dividend for all of the Company's shareholders in 2004.The Board of Directors also declared cash dividends of C$0.12 in 2003 and $0.08 in 2002, respectively.

            At December 31, 2004, the Company had one stock-based compensation plan pursuant to which the Company may grant options to employees, Officers and Directors of the Company for up to 5,500,000 common shares. For more details, please refer to NOTE 9 to the financial statements.

      We anticipate that all capital spending and debt repayments for the foreseeable future will be financed with cash generated from operations, which will be supplemented, if and as necessary, by borrowing from our existing revolving credit facility. We believe that outside sources for additional debt and equity financing will, if needed, be available to finance debt repayment, expansion projects and any acquisition. The form of any financing will vary depending on prevailing market and other conditions. However, there can be no assurance that funds will be available on terms acceptable to the Company.

20 CINRAM ANNUAL REPORT 2004

14.   RELATED PARTY TRANSACTIONS
      In 2004, we entered into the following related party transactions:

            - Paid $1.5 million ($2.3 million including $2.2 million for acquisition-related work in 2003, $0.3 million in 2002) to a law firm where one of our Directors and one of our Officers are each partners; and

            - Paid $0.2 million ($0.2 million in 2003, $0.1 million in 2002) in consulting fees to one of our Directors.

      In 2003, we purchased premises from three companies owned by certain shareholders of the Company and their families for $5.5 million, representing the fair market value of the land and building, based on independent appraisals. Prior to the purchase of the land and building, we leased the premises on a month-to-month basis at an exchange amount as agreed to by the parties. Lease costs for 2003 up to the purchase of the premises amounted to $0.4 million.

15.   SUMMARY OF QUARTERLY RESULTS

      Cinram's annual and quarterly operating results vary significantly from period to period as a result of the level and timing of customer orders, fluctuations in materials and other costs, and the relative mix of value-add products and services. Since most large-scale home video releases are clustered around the holidays (U.S. Thanksgiving and Christmas), and since this period is the busiest shopping season of the year, we typically experience stronger manufacturing volumes and record higher revenue and earnings in the fourth quarter. In 2004, the fourth quarter accounted for 32% of our annual revenue and 46% of our annual earnings, compared with 50% and 44% in 2003, and 34% and 51% in 2002, respectively.

(in thousands of U.S. dollars)                              Revenue                          Net Earnings
           Quarter                  2004          2003        2002       2004       2003         2002
------------------------------   -----------   ---------   ---------   --------   -------    ------------
First                            $   462,237   $ 130,261   $ 113,509   $ 14,972   $  7,297     $  2,493
Second                               425,411     137,812     111,610      8,477      8,340        4,928
Third                                494,772     147,229     142,877     17,822     13,833        9,437
Fourth                               644,218     411,591     191,291     34,553     23,550       17,813
                                 -----------   ---------   ---------   --------   --------     --------
Year                             $ 2,026,638   $ 826,893   $ 559,287   $ 75,824   $ 53,020     $ 34,671
                                 ===========   =========   =========   ========   ========     ========

                                                            Earnings                          Earnings
                                                           per share                          per share
(in U.S. dollars)                                            Basic                             Diluted
     Quarter                         2004         2003        2002       2004        2003       2002
-----------------                -----------   ---------   ---------   --------   --------    --------
First                            $      0.27   $    0.13   $    0.05   $   0.26   $   0.13    $   0.05
Second                                  0.15        0.15        0.09       0.15       0.15        0.09
Third                                   0.31        0.25        0.17       0.31       0.24        0.17
Fourth                                  0.61        0.42        0.32       0.60       0.42        0.32
                                 -----------   ---------   ---------   --------   --------    --------
Year                             $      1.34   $    0.95   $    0.63   $   1.32   $   0.94    $   0.63
                                 ===========   =========   =========   ========   ========    ========

      The seasonality of our business can also cause our capacity utilization to vary throughout the year. Although we have made significant investments in our DVD capacity in the past three years to accommodate our growing customer requirements and to handle peaks in demand, the shift of a particular release or the timing of the arrival of a master can affect our manufacturing schedule and influence our outsourcing decisions. We generate lower profit margins on units that are offloaded to a third party.

16.   RISKS AND UNCERTAINTIES

      16.1 OUR FINANCIAL PERFORMANCE IS SENSITIVE TO ECONOMIC TRENDS AND CONSUMER PREFERENCES IN OUR MAJOR MARKETS.

            Our financial performance depends on consumer demand for our customers' products. Substantially all of the purchases of the pre-recorded media products sold by our customers are discretionary. Accordingly, weak economic conditions or outlook or consumer confidence could significantly reduce consumption in any of our customers' major markets thereby causing material declines in our sales and net earnings. In addition, because of the discretionary nature of their products,

                                                    CINRAM ANNUAL REPORT 2004 21

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

            our customers must continually compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants. They also compete for retail shelf space with other consumer goods. As a result of this competition, demand for our customers' products could be reduced and our sales volumes and gross profit margins could be adversely affected.

      16.2 EVENTS AND CONDITIONS IN THE MOTION PICTURE INDUSTRY MAY AFFECT SALES OF OUR PRODUCTS.

            Our DVD sales tend to fluctuate based on the underlying trends in the motion picture industry and are driven in part the by the release of hit films on home video, particularly on DVD. When box office receipts for the motion picture industry increase, we have typically seen sales of related DVDs increase as well. The number of films that are produced can be affected by a number of factors, including strikes and work stoppages within the motion picture industry, as well as by the tax incentive arrangements that many foreign governments provide filmmakers to promote local filmmaking.

      16.3 INCREASED COSTS OR SHORTAGES OF RAW MATERIALS OR ENERGY COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

            Each year we purchase significant quantities of plastics, the key raw materials used in the production of DVDs, CDs,VHS video cassettes and audio cassettes. The availability and prices of these materials may be influenced by a number of different factors, many of which are beyond our control, including weather, transportation, increased demand, production delays and the price of oil. Significant shortages of, and price increases for, the plastics we use have occurred in the past. We generally do not hedge against price increases in the raw materials that we use. If we experience raw material price increases and we are either unable to pass such increases through to our customers or we are contractually restricted as to the timing of any increases in the amount we charge our customers, our gross margins would be adversely affected. Also, the processes at our manufacturing, distribution and printing facilities are energy-intensive. Therefore, increases in energy costs would adversely affect our gross margins and, consequently, our results of operations.

      16.4 OUR DEPENDENCE ON A LIMITED NUMBER OF LARGE CUSTOMERS WITH SUBSTANTIAL BARGAINING POWER CREATES POTENTIAL RISKS TO OUR REVENUE AND CASH FLOWS.

            We operate in an industry in which there is a high degree of customer concentration. Our two largest customers are Warner Home Video and Twentieth Century Fox Home Entertainment. Collectively, these two customers accounted for approximately 50% of our consolidated 2004 revenue. Warner Home Video, our largest customer, accounted for more than one-third of our 2004 consolidated revenue. If any of our most significant customers discontinues its relationship with us for any reason, our business could be materially adversely affected. In addition, our customers face a variety of risks and competitive pressures in the industries in which they operate and if market and other factors cause them to cancel, reduce or postpone current or expected purchase commitments for our products, our operating results and financial condition may be adversely affected. Similarly, if our significant customers do not own the licensing and distribution rights to the content they produce, there is no assurance that we will be provided with the contract for such products regardless of the exclusive nature of our contracts with such customers. Our operating results could also be significantly impacted if one of our largest customers fails or is unable to pay amounts owed to us in a timely manner, or at all, whether due to strategic redirections or adverse changes in their businesses or for other reasons.

      16.5 OUR BUSINESS COULD BE HARMED IF WE ARE UNABLE TO MANAGE THE SUCCESSFUL PRODUCTION, SUPPLY OR SECURITY OF OUR PRODUCTS.

            In our business, we are required to deliver substantial volumes of products meeting the stringent requirements of our customers. Our failure to successfully manage the production or supply of our products, including the failure to meet scheduled production and delivery deadlines, or the failure of our products to meet the quality requirements of our customers, could materially adversely affect our business, operating results and financial condition. In addition, if a person with authorized access to any of our facilities was to make an unauthorized copy of one of our clients' audio or video files and to circulate such content prior to its scheduled release, we could be subject to liability arising from this breach of security. Accordingly, our business operations, as well as our reputation, could be adversely affected.

22 CINRAM ANNUAL REPORT 2004

      16.6 ADVANCES IN TECHNOLOGY AND CHANGES IN OUR CUSTOMERS' DEMANDS MAY REQUIRE US TO INCUR SIGNIFICANT CAPITAL EXPENDITURES IN ORDER TO REMAIN COMPETITIVE.

            Changes in the technology employed by the pre-recorded media industry and the emergence of the future generations of multimedia products, such as Blu-ray discs or HD-DVD, may require us to extensively upgrade or alter our manufacturing processes and production facilities in order to offer the most up-to-date product variations. As the demands and requirements of our customers shift, it will be necessary for us to modify the products and services we offer in order to retain these customers. The costs associated with adapting our operations to these requirements will likely be significant. There can be no assurance that we will be able to finance the necessary capital requirements through internally generated funds, additional borrowings or other sources. If we are unable to obtain the resources necessary to fund product expansion and new technology development, we may not be able to successfully implement our business strategies and our market share, gross profit margins and results of operations could be adversely affected. In addition, we cannot assure you that any of our existing customers will continue to employ our services with respect to future generations of multimedia products.

      16.7 DUE TO THE NATURE OF OUR BUSINESS, OUR RESULTS OF OPERATIONS AND CASH FLOWS MAY FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD.

            Our production levels and, in turn, our revenue and cash flows are largely affected by the schedule according to which our major customers release their products, which, in turn, is dependent on a variety of factors such as consumer demand and the availability of marketable content. Our results of operations and cash flows in any period are materially affected by the timing of product releases by our customers, which may result in significant fluctuations from period to period. In addition, in the music and home video industries, purchases typically are made in the last three months of the calendar year. Accordingly, a significant percentage of our annual revenue and earnings is typically realized during our fourth quarter. These fluctuations in our sales may adversely affect our ability to meet our obligations.

      16.8 FLUCTUATIONS IN OUR QUARTERLY AND ANNUAL OPERATING RESULTS MAY ADVERSELY AFFECT THE VALUE OF OUR STOCK.

            A number of factors, many of which are outside our control, may cause or contribute to significant fluctuations in our quarterly and annual revenue and operating results. These fluctuations may make financial planning and forecasting more difficult. In addition, these fluctuations may result in unanticipated decreases in our available cash, which could negatively impact our business and prospects. As discussed more fully below, these fluctuations also could increase the volatility of our stock price. Factors that may cause or contribute to fluctuations in our operating results and revenue include:

            -     Fluctuations in demand for our products;

            - Introduction or enhancement of products and technologies by us and our competitors, and market acceptance of these new or enhanced products and technologies;

            - Events and conditions in the motion picture industry that affect the number of movies produced and distributed on home video, the popularity of motion pictures generally and strikes by motion picture industry participants;

            - Consolidation by participants in the markets in which we compete, which could result, among other things, in pricing pressure;

            - The amount and timing of our operating costs and capital expenditures, including those related to the expansion of our business, operations and infrastructure;

            - Variations in the time-to-market of our technologies in the entertainment industries in which we operate;

            -     Seasonal product purchasing patterns by consumers;

            - The impact of, and our ability to react to, interruptions in the entertainment distribution chain, including as a result of work stoppages at our facilities, our customers' facilities and other points throughout the entertainment distribution chain;

            - The impact of, and our ability to react to, political instability, natural disasters, war and/or events of terrorism;

            - Adverse outcomes of litigation or governmental proceedings, including any foreign, federal, state or local tax assessments or audits; and

            -     Costs of litigation.

                                                    CINRAM ANNUAL REPORT 2004 23

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

            One or more of the foregoing or other factors may cause our operating expenses to be disproportionately higher or lower or may cause our revenue and operating results to fluctuate significantly in any particular quarterly or annual period. Results from prior periods are thus not necessarily indicative of the results of future periods.

      16.9 DEMAND AND PRICING FOR OUR PRODUCTS COULD BE MATERIALLY ADVERSELY AFFECTED BY THE DEVELOPMENT OR PROLIFERATION OF DIGITAL DISTRIBUTION ALTERNATIVES, INCLUDING COPYING AND DISTRIBUTION OF MUSIC AND VIDEO FILES.

            Our business is dependent on the continued viability and growth of physical distribution of music and video through authorized pre-recorded media. Alternative distribution channels and methods, both authorized and unauthorized, for delivering music have eroded our volume of sales and the pricing of our products and services. The growth of these alternatives is driven by advances in technology that allow for the transfer and downloading of music and video files from the Internet. The proliferation of this copying, use and distribution of such files is supported by the increasing availability and decreasing price of new technologies, such as personal video recorders, CD and DVD burners and portable MP3 music and video players, widespread access to the Internet and the increasing number of peer-to-peer digital distribution services that facilitate file transfers and downloading. We expect that file sharing and downloading, both legitimate and illegal, will continue to exert significant downward pressure on the demand for CDs. As current technologies improve, the digital transfer and downloading of video files will likely become more widespread. As the speed and quality with which video files can be transferred and downloaded improves, file sharing and downloading may in the future exert significant downward pressure on the demand for DVDs. Demand for our products may also be adversely affected by CD, DVD and VHS video cassette piracy if this practice increases in the future. In addition, our business faces pressure from the emerging distribution alternatives, like video on demand, or VOD, and personal digital video recorders. As substantially all of our revenues are derived from the sale of DVDs and CDs, continued file sharing, downloading and piracy or the growth of other alternative distribution channels and methods could materially adversely affect our business, financial condition and results of operations.

      16.10 CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT OUR CASH FLOWS AND RESULTS OF OPERATIONS.

            The Credit Facility bears interest at variable rates with a fixed interest rate spread. The weighted average interest rate on the debt of $840 million for the year ended December 31, 2004, was below 6%.The Company currently has hedged 30% of its debt balance at fixed interest rates, with an interest rate cap in place on an additional 25% of the debt balance. With respect to the remaining 45% floating rate debt, we continuously monitor the interest rate environment and are prepared to hedge additional debt should we feel it is necessary. Any increases in interest rates will affect the amount of cash required to service our indebtedness under the Credit Facility and could have a negative impact on our cash flows and results of operations.

      16.11 WE MAY EXPERIENCE ADVERSE EFFECTS DUE TO EXCHANGE RATE FLUCTUATIONS.

            While the majority of our revenue and earnings are generated in the United States, our operations in foreign markets expose us to the risk of foreign currency fluctuations. To the extent we incur expenses that are not denominated in the same currency as the related revenue, exchange rate fluctuations could cause our expenses to increase as a percentage of revenue, thereby negatively affecting our profitability and cash flows.

      16.12 DEMAND AND PRICING FOR OUR PRODUCTS GENERALLY DECLINE AS OUR PRODUCTS MATURE.

            Demand for our products and the prices at which we are able to sell our products generally decline as our products mature. Over the course of their product lifecycle, each of the audio cassette, VHS video cassette and CD formats has experienced a substantial decline in demand and pricing. As a result, to the extent we are unable to increase our sales volumes or reduce our manufacturing costs, our profit margin for these formats may decline. We have experienced similar pricing declines in respect of the DVD format and expect to experience similar volume declines as the DVD format matures. We also expect to experience similar pricing and volume declines in any future formats that we manufacture. Therefore, our long-term success depends on our ability to invest in new technologies and to secure our customers for new formats as they make the transition from mature formats. In addition, as a result of declines in demand for audio cassette, VHS video cassette and CD formats, our revenue is increasingly dependent on sales of the DVD format.

24 CINRAM ANNUAL REPORT 2004

      16.13 WE FACE SIGNIFICANT COMPETITIVE AND PRICING PRESSURES IN THE MARKETS WE SERVE.

            We are engaged in an industry that is highly price competitive. Some of our competitors are companies, or divisions or operating units of conglomerates that have greater financial and other resources than we have. We may not be able to continuously compete successfully in our industry, and this could have a material adverse effect on our business, results of operations and financial condition. Furthermore, our multi-year contracts with our customers frequently contain a market price test which may, depending on prevailing industry prices, require us to lower the prices we charge such customers. Many of our customers have recently undergone, or may undergo, consolidation. As our customers grow larger and their industries grow more concentrated, the few remaining large entities may develop greater bargaining power and may be able to exert significant pricing pressure on our products which would adversely affect our results of operations. If any of our customers is acquired by or consolidates with another participant in the industry that has either an existing relationship with one of our competitors or the internal capacity to supply the products and services we provide, we may lose that customer and our results of operations may be materially adversely affected.

      16.14 WE RELY ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY AND WE MAY NOT BE ABLE TO RETAIN THOSE EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL.

            Our operations and prospects depend, in large part, on the performance and continued service of our senior and middle management teams. The loss of key employees or the inability to attract and retain skilled employees could adversely affect our ability to effectively pursue our business strategy. Currently, only certain of our key officers and employees are bound by written employment contracts.

      16.15 WE ARE EXPOSED TO POTENTIAL CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT.

            The industry in which we compete has many participants who own, or who claim to own, intellectual property for certain of the manufacturing processes we employ, the products we produce or the content produced by our customers. We currently accrue for the payment of licensing fees to certain third parties that claim to own the rights to intellectual property that we employ in our manufacturing processes or products. While currently we believe that these accruals are adequate, we cannot assure you that, if we are required to obtain licensing in respect of these rights, we could obtain such licensing on the terms assumed in these accruals. Furthermore, we cannot determine with certainty whether these or any other existing third party patents or the issuance of any new third party patents would require us to alter, or obtain licenses relating to, our processes or products. There is no assurance that we will be able to obtain any such licenses on terms favorable to us, if at all, and obtaining and paying royalties on new licenses might materially increase our costs. Additionally, the fees we pay in respect of existing licenses could increase materially in the future when these licenses are renewed. New multimedia formats will likely require that we obtain additional licenses. There can be no assurance that the content on the multimedia products we manufacture on behalf of our customers does not infringe upon the rights of third parties. Any claims brought against us by third parties with respect to intellectual property rights, with or without merit, could be time-consuming, result in costly litigation or cause delays in our operations. Since there can be no assurance of the outcome of such claims, we may be subject to fines or penalties that could be significant. We are involved in various intellectual property related legal actions that are in the ordinary course of our business. We cannot be certain that these actions, or any future actions, will not have a material adverse effect on our business, operating results or financial condition.

      16.16 IF WE FAIL TO MAINTAIN PROPER AND EFFECTIVE INTERNAL CONTROLS, OUR ABILITY TO PRODUCE ACCURATE FINANCIAL STATEMENTS COULD BE IMPAIRED, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS, OUR ABILITY TO OPERATE OUR BUSINESS AND INVESTORS' VIEWS OF US.

            We have a complex business organization that is international in scope. Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments, commencing December 31, 2006. Both we and our independent auditors will be testing our internal controls in connection with the

                                                    CINRAM ANNUAL REPORT 2004 25

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

            Section 404 requirements and could, as part of that documentation and testing, identify areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors' perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may adversely affect our stock price.

      16.17 WE CONDUCT BUSINESS INTERNATIONALLY WHICH EXPOSES US TO UNCERTAINTIES AND RISKS THAT COULD NEGATIVELY AFFECT OUR OPERATIONS AND SALES.

            A significant portion of our sales are made to customers located outside the United States and Canada, primarily in Western Europe. We expect our international operations to continue to account for a significant portion of our revenues in the future and we may expand into new international markets in the future. The economies of foreign countries important to our operations could suffer slower or negative economic growth or instability in the future. In addition, our operations and sales in foreign markets could be negatively affected by a variety of risks, including new restrictions and controls on access to markets, unusual or burdensome foreign laws or regulatory requirements or unexpected changes to such laws or requirements, fluctuations in the value of foreign currencies against the Canadian and U.S. dollar, dependence on foreign distributors and their sales channels and the failure to recognize intellectual property rights. We may not be able to insure or hedge against these risks, and we may not be able to ensure compliance with all applicable regulations without incurring significant additional costs.

      16.18 WORK STOPPAGES OR OTHER LABOR DISRUPTIONS AFFECTING OUR KEY CUSTOMERS COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND FINANCIAL CONDITION.

            Labor disruptions at our key customers or with or by the clients they service, particularly work stoppages and disputes involving those associated with the music recording or film industries, could significantly affect demand for our products. Any prolonged strikes or other forms of labor protests or disputes affecting the businesses of our customers could have a material impact on our financial condition and results of operations.

      16.19 OUR MANUFACTURING OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS AND REQUIREMENTS THAT MAY IMPOSE MATERIAL LIABILITIES AS WELL AS OPERATING AND CAPITAL EXPENDITURES ON US.

            Our manufacturing facilities are subject to a range of federal, state, provincial, local and foreign laws and regulations relating to the environment. These include laws and regulations that govern discharges into the air, water and land, the handling and disposal of hazardous substances and wastes and the remediation of contamination associated with our facilities and off-site disposal locations. Compliance with existing and future environmental laws and regulations and enforcement policies may require us to incur capital and other costs, which may materially adversely affect our future financial condition. In addition, if we are found not to be in compliance with applicable environmental laws and regulations at our facilities, we may be subject to fines and penalties that could be significant.

17.   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      We prepare our financial statements in accordance with Canadian generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant accounting policies and methods used in preparation of the financial statements are described in NOTE 1 to the 2004 consolidated financial statements. The Company evaluates its estimates and assumptions on a regular basis, based on historical experience and other relevant factors. Significant estimates are used in determining, but not limited to, the valuation of intangible assets and goodwill, provisions for sales allowances, royalty accruals, the allowance for doubtful accounts, inventory valuation, income tax valuation allowances, restructuring costs, the useful lives of all depreciable assets and the recoverability of capital assets and long lived assets. Actual results could differ from those estimates.

26 CINRAM ANNUAL REPORT 2004

      17.1  BUSINESS COMBINATIONS

            The Company accounts for business combinations using the purchase method and accordingly, the results of operations of the businesses acquired have been included in the consolidated financial statements since the acquisition date. The purchase method of accounting requires that all assets acquired and liabilities assumed in a business combination be assigned a portion of the total cost of the purchase based on their fair values at the date of acquisition. The excess of the cost of the purchase over the net amounts assigned to assets acquired and liabilities assumed should be recognized as goodwill. The process of determining the purchase price allocation requires management to make certain estimates of the assets and liabilities assumed including their respective fair values.

      17.2  REVENUE RECOGNITION

            Revenue is comprised of product sales and service revenue earned from fulfillment services. Revenue from product sales is recognized upon shipment since title to the goods is transferred to customers, persuasive evidence of an arrangement exists, the selling price is fixed and determinable, and collectibility is reasonably assured. Volume rebates are recorded as a reduction of revenue at the time of shipment. Contractual payments to acquire sales contracts are amortized against revenue over the term of the contract. Services revenue is recognized as services are performed.

      17.3  INTANGIBLE ASSETS

            Intangible assets are comprised of customer supply agreements arising from the acquisition of certain of the assets of Time Warner Inc. Customer supply agreements are amortized on a straight line basis over a period of six years, which represents the exclusive term in which the Company will manufacture, print, package and physically distribute DVDs and CDs for Warner Home Video and Warner Music Group in North America and Europe, and for New Line Home Entertainment Inc. in North America.

            The Company performs an annual impairment test on all intangible assets, and more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. The valuation of intangible assets is based on the amount of undiscounted future net cash flows these assets are estimated to generate. Revenue and expense projections are based on management's estimates, including estimates of current and future industry conditions. A significant change to these assumptions could impact the estimated useful lives or valuation of intangible assets resulting in a change to amortization expense and impairment charges in the Home Video replication/duplication, Audio/ROM replication/duplication and Printing operating segments.

      17.4  GOODWILL

            The Company performs an annual impairment test on goodwill, and more frequently if events or changes in circumstances indicate that an impairment loss may have been incurred. Impairment is tested at the reporting unit level by comparing the reporting unit's carrying amount to its fair value. The fair values of the reporting units are estimated using discounted cash flows. The process of determining fair values is subjective and requires management to exercise judgment in making assumptions about future results, including revenue and cash flow projections at the reporting unit level, current and future industry conditions, and discount rates. A significant change to these assumptions could impact the valuation of goodwill resulting in impairment charges in the Home Video replication/duplication, Audio/ROM replication/duplication and Printing operating segments.

      17.5  PROVISIONS FOR VOLUME REBATES

            The Company records provisions for volume rebates offered to certain of its customers. The volume rebates are based on a discount percentage per unit ordered and increase in accordance with contractual sales volume target requirements. The accrual for volume rebates is recorded as a reduction of revenue at the time of shipment based on contractual terms. The process of determining the appropriate provision requires management to exercise judgment in making assumptions about future sales to customers. A significant change to this assumption could impact revenue recognized and the provision for sales allowances in the Home Video replication/duplication, Audio/ROM replication/duplication and Printing operating segments.

                                                    CINRAM ANNUAL REPORT 2004 27

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

      17.6  ROYALTY ACCRUALS

            The Company records accruals for royalty obligations due to various companies holding patents on the DVD and CD manufacturing processes. The royalty rates are on a per unit basis and based on contractual terms and conditions or management's best estimates. The royalty provision is recorded as a cost of goods sold at the time of shipment. The process of determining the appropriate provision requires management to apply the applicable royalty rates in accordance with the Company's license agreements. In situations where formal license agreements are not in place, management's best estimate of the royalty obligation is used. A significant change in the royalty rates used could impact the cost of goods sold recognized and the provisions for royalties in the Home Video replication/duplication and Audio/ROM replication/duplication operating segments.

      17.7  ALLOWANCE FOR DOUBTFUL ACCOUNTS

            The Company records an allowance for doubtful accounts related to accounts receivable that are considered to be noncollectible. The allowance is based on the Company's knowledge of the financial condition of its customers, the ageing of the receivables, current business environment, customer and industry concentrations, and historical experience. A change to these factors could impact the estimated allowance and the provision for bad debts recorded in selling, general and administrative expenses in the Home Video replication/duplication, Audio/ROM replication/duplication,
            Printing, Distribution and Other operating segments.

      17.8  INCOME TAX VALUATION ALLOWANCE

            The Company records a valuation allowance against future income tax assets when management believes it is more likely than not that some portion or all of the future tax assets will not be realized. Management considers factors such as reversal of future income tax liabilities, projected future taxable income, and the character of the income tax asset. A change to these factors could impact the estimated valuation allowance and income tax expense in the Home Video replication/duplication, Audio/ROM replication/duplication, Printing and Other operating segments.

      17.9  RESTRUCTURING COSTS

            The Company recorded restructuring charges in 2003, relating to facility consolidations and workforce reductions. These charges are recorded based on detailed plans approved and committed to by management. The restructuring charges include employee severance and other employee related costs, lease cancellation and idle facilities costs, other exit costs, and certain asset write-downs. The recognition of these charges requires management to make certain judgments and estimates regarding the nature, timing and amount associated with these plans. The estimates of future liability may change, requiring additional restructuring charges or a reduction of the liabilities already recorded. At the end of each reporting period, the Company evaluates the appropriateness of the remaining accrued balances.

      17.10 LONG-LIVED ASSETS

            The Company reviews capital and intangible assets (long-lived assets) for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company uses the estimated useful life of long-lived assets to determine amortization expense. The estimate of an asset's useful life is made when the Company acquires the asset, and is based on past experience with similar assets, taking into account expected technological or industry changes.

            The valuation of long-lived assets depends upon whether the assets are classified as either held-for-use or available-for-sale. An impairment loss is recognized when the carrying amount of an asset that is held-for use exceeds the projected undiscounted future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available. For assets available-for-sale, an impairment loss is recognized when the carrying amount exceeds the fair value less costs to sell.

28 CINRAM ANNUAL REPORT 2004

            The process of determining the projected cash flows is subjective and requires management to exercise judgment in making assumptions about future results, including revenue and cash flow projections, current and future industry conditions, and discount rates. A significant change to these assumptions could impact the valuation or the estimated useful lives of long-lived assets resulting in a change to amortization expense and could result in impairment charges in the Home Video replication/duplication, Audio/ROM replication/duplication, Printing, and Other operating segments.

      17.11 CHANGES AND INITIAL ADOPTION OF ACCOUNTING POLICIES

            17.11.1 CHANGE IN REPORTING CURRENCY

                    The Company has historically prepared its consolidated financial statements in Canadian dollars. Beginning with the first quarter of 2004, the Company changed its reporting currency to U.S. dollars to provide the financial statement users with more relevant information. The change in reporting currency and presentation of the financial statements is acceptable under Canadian GAAP, and does not impact the amounts recorded in the statement of earnings related to foreign currency gains and losses. The Company used the current rate method to translate the consolidated Canadian dollar results into U.S. dollars for both the current and prior periods. Under the current rate method, the consolidated assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expenses as well as cash flow items are translated at weighted average rates for the period. Any resulting exchange gain or loss is charged or credited to the "foreign currency translation adjustment" account included as a separate component of shareholders' equity.

                    The functional currencies of the Company and each of its subsidiaries remained unchanged. The Company's operations in the United States, the United Kingdom, France, Germany, and Mexico are considered to be self-sustaining. Assets and liabilities are translated using period-end exchange rates and revenue and expenses are translated at average exchange rates. Exchange gains and losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred in the "foreign currency translation adjustment" account included as a separate component of shareholders' equity.

            17.11.2 ASSET RETIREMENT OBLIGATIONS

                    Effective January 1, 2004, the Company retroactively adopted CICA Handbook Section 3110, Asset Retirement Obligations (Section 3110), which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. Section 3110 applies to legal obligations associated with the retirement of tangible long-lived assets that results from their acquisition, lease, construction, development or normal operation. We record the present value of the estimated fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of a liability for an asset retirement obligation is the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in a forced liquidation transaction. We subsequently allocate the asset retirement cost to expense using a systematic and rational method over the asset's useful life, and record the accretion of the liability as a charge to the statement of earnings.

                                                    CINRAM ANNUAL REPORT 2004 29

MANAGEMENT'S DISCUSSION & ANALYSIS
Of financial condition and results of operations (in U.S. dollars)

      17.12 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

            17.12.1 LIABILITIES AND EQUITY

                    Effective for fiscal years beginning after November 1, 2004, CICA Handbook Section 3860, "Financial Instruments - Presentation and Disclosure," has been amended to provide guidance for classifying certain financial obligations of a fixed amount that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Any financial instruments issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments will no longer be presented as equity.

                    The CICA concluded that not all such obligations establish the type of relationship that exists between an entity and its owners, but rather they convey more of a debtor/creditor relationship because they require the issuer to convey a fixed amount of value to the holder that does not vary with changes in the fair value of the issuer's equity instruments. Therefore, these instruments should be presented as liabilities. The standard will be effective for the Company's 2005 fiscal year on a retroactive basis. The adoption of this standard will not have an impact on the consolidated financial statements.

            17.12.2 CONSOLIDATION OF VARIABLE INTEREST ENTITIES

                    In June 2003, the CICA issued Accounting Guideline AcG-15, "Consolidation of Variable Interest Entities" (AcG-15). AcG-15 addresses the consolidation of variable interest entities (VIEs), which are entities that have insufficient equity at risk to finance their operations without additional subordinated financial support and/or entities whose equity investors lack one or more of the specified essential characteristics of a controlling financial interest. AcG-15 will be applied in the Company's year beginning January 1, 2005.The adoption of this standard will not have an impact on the consolidated financial statements.

            17.12.3 ARRANGEMENTS CONTAINING A LEASE

                    Emerging Issues Committee (EIC) Abstract 150, "Determining Whether an Arrangement Contains a Lease," addresses a situation where an entity enters into an arrangement, comprising a transaction that does not take the legal form of a lease but conveys a right to use a tangible asset in return for a payment or series of payments. For example, this may include items such as take-or-pay or similar contracts, in which specified payments must be made regardless of whether delivery is taken of the contracted products or services. The Company will adopt this standard effective January 1, 2005, and is currently assessing its impact.

30 CINRAM ANNUAL REPORT 2004

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared by management and approved by Cinram's Board of Directors. Management is responsible for the information and representations contained in these financial statements and in other sections of this annual report.

The Company maintains appropriate processes to ensure that it produces relevant and reliable financial information. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. The significant accounting policies, which management believes are appropriate for the Company, are described in NOTE 1 to the consolidated financial statements.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements and overseeing management's performance of its financial reporting responsibilities. The Board appoints an audit committee of three non-management Directors to review the consolidated financial statements, as well as the adequacy of its internal controls, audit process and financial reporting with management and with the external auditors. The audit committee reports to the Directors prior to the approval of the audited consolidated financial statements for publication.

KPMG LLP, our independent auditors appointed by shareholders at the last annual meeting, have audited the consolidated financial statements. Their report is presented below.

/s/ Isidore Philosophe                /s/ Lewis Ritchie
ISIDORE PHILOSOPHE                    LEWIS RITCHIE
Chief Executive Officer               Chief Financial Officer

March 1, 2005

AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Cinram International Inc. as at December 31, 2004 and 2003, and the consolidated statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP
CHARTERED ACCOUNTANTS
Toronto, Canada
March 1, 2005

                                                    CINRAM ANNUAL REPORT 2004 31

CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

                       As at December 31                              2004          2003
--------------------------------------------------------------    -----------    -----------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents                                        $    41,789    $   253,823
   Accounts receivable, net of an allowance for doubtful
    accounts of $12,511 (2003 - $13,569)                              518,216        369,901
   Income taxes recoverable                                             8,356              -
   Inventories (NOTE 3)                                                56,861         44,606
   Prepaid expenses                                                    26,573         11,341
   Future income taxes (NOTE 12)                                       22,872         21,933
                                                                  -----------    -----------
                                                                      674,667        701,604
Capital assets (NOTE 4)                                               706,360        646,563
Goodwill (NOTE 5)                                                     328,393        279,426
Intangible assets (NOTE 5)                                            315,247        376,393
Deferred financing fees (NOTE 6)                                       24,344         28,083
Other assets                                                           36,218         22,488
Future income taxes (NOTE 12)                                          11,804          4,657
                                                                  -----------    -----------
                                                                  $ 2,097,033    $ 2,059,214
                                                                  ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES

   Accounts payable                                               $   213,876    $   192,789
   Accrued liabilities                                                377,323        375,293
   Income taxes payable                                                     -          2,131
   Current portion of long-term debt (NOTE 7)                          71,509         95,417
   Current portion of obligations under capital leases(NOTE 8)            850          1,058
                                                                  -----------    -----------
                                                                      663,558        666,688
Long-term debt (NOTE 7)                                               786,834        954,456
Obligations under capital leases (NOTE 8)                               4,603          5,911
Other long-term liabilities                                            62,778         17,227
Future income taxes (NOTE 12)                                          93,069         29,649

   SHAREHOLDERS' EQUITY
   Capital stock (NOTE 9)                                             170,145        163,174
   Contributed surplus                                                  4,145            117
   Retained earnings                                                  240,367        172,564
   Foreign currency translation adjustment                             71,534         49,428
                                                                  -----------    -----------
                                                                      486,191        385,283
Lease commitments (NOTE 8)
                                                                  -----------    -----------
                                                                  $ 2,097,033    $ 2,059,214
                                                                  ===========    ===========

See accompanying notes to consolidated financial statements.

On behalf of the Board

/s/ Isidore Philosophe                      /s/ Lewis Ritchie
ISIDORE PHILOSOPHE                          LEWIS RITCHIE
Director                                    Director

32 CINRAM ANNUAL REPORT 2004

CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS
(In thousands of U.S. dollars, except per share amounts)

                        Years ended December 31                                2004          2003
-----------------------------------------------------------------------    -----------    ---------
Revenue                                                                    $ 2,026,638    $ 826,893
Cost of goods sold                                                           1,615,542      655,374
                                                                           -----------    ---------
Gross profit                                                                   411,096      171,519
Selling, general and administrative expenses                                   177,372       68,883
Amortization of intangible assets and deferred financing fees
 (NOTES 5 and 6)                                                                73,038       11,449
Unusual items (NOTE 11)                                                         (1,713)       2,726
                                                                           -----------    ---------
Earnings before the undernoted                                                 162,399       88,461
Interest on long-term debt                                                      51,642       13,264
Other interest                                                                   1,460          479
Investment income                                                               (2,436)      (3,583)
                                                                           -----------    ---------
Earnings before income taxes                                                   111,733       78,301
Income taxes (NOTE 12):
   Current                                                                      24,555       10,107
   Future                                                                       11,354       15,174
                                                                           -----------    ---------
                                                                                35,909       25,281
                                                                           -----------    ---------
Net earnings                                                                    75,824       53,020
Retained earnings, beginning of year                                           172,564      124,340
Effect of a change in accounting policy related to stock-based
 compensation (NOTE 1(k))                                                       (2,759)           -
Dividends declared                                                              (5,262)      (4,796)
                                                                           -----------    ---------
Retained earnings, end of year                                             $   240,367    $ 172,564
                                                                           ===========    =========
Earnings per share:
   Basic                                                                   $      1.34    $    0.95
   Diluted                                                                        1.32         0.94
                                                                           ===========    =========
Weighted average number of shares outstanding (in thousands) (NOTE 10):
   Basic                                                                        56,589       55,628
   Diluted                                                                      57,514       56,612
                                                                           ===========    =========

See accompanying notes to consolidated financial statements.

                                                    CINRAM ANNUAL REPORT 2004 33

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

Years ended December 31                                                           2004            2003
-----------------------                                                           ----            ----
Cash provided by (used in):
OPERATIONS
   Net earnings                                                                 $ 75,824       $   53,020
   Items not involving cash:
     Amortization                                                                219,735           75,156
     Future income taxes                                                          11,354           15,174
     Stock-based compensation                                                      1,269                -
     Gain on disposition of capital assets                                        (2,330)            (146)
   Unrealized foreign exchange loss (gain)                                        (5,391)           1,599
   Change in non-cash operating working capital (NOTE 16)                       (171,061)         213,849
                                                                                --------       ----------
                                                                                 129,400          358,652
FINANCING
   Increase in long-term debt                                                     48,000        1,025,000
   Repayment of long-term debt                                                  (239,530)          (9,225)
   Deferred financing fees                                                        (2,250)         (28,627)
   Decrease in obligations under capital leases                                   (1,885)            (630)
   Issuance of common shares                                                       6,971            6,230
   Change in other long-term liabilities                                          10,931               45
   Dividends paid                                                                 (5,262)          (4,796)
                                                                                --------       ----------
                                                                                (183,025)         987,997
INVESTMENTS
   Acquisition, net of cash acquired of $1,437 (NOTE 2)                                -       (1,149,052)
   Transaction costs relating to Time Warner acquired businesses                    (890)               -
   Purchase of capital assets                                                   (145,704)         (80,226)
   Proceeds on disposition of capital assets                                       4,015              960
   Decrease (increase) in other assets                                           (12,523)           3,020
                                                                                --------       ----------
                                                                                (155,102)      (1,225,298)
Foreign exchange gain (loss) on cash held in foreign currencies                   (3,307)          28,485
                                                                                --------       ----------
Increase (decrease) in cash and cash equivalents                                (212,034)         149,836
Cash and cash equivalents, beginning of year                                     253,823          103,987
                                                                                --------       ----------
Cash and cash equivalents, end of year                                          $ 41,789       $  253,823
                                                                                ========       ==========
Supplemental cash flow information:
   Interest paid                                                                $ 52,540       $    8,954
   Income taxes paid                                                              35,455           17,193
                                                                                ========       ==========

See accompanying notes to consolidated financial statements.

34 CINRAM ANNUAL REPORTS 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

1.    SIGNIFICANT ACCOUNTING POLICIES

      (a)   BASIS OF PRESENTATION

            These consolidated financial statements include the accounts of Cinram International Inc. (the "Company") and its wholly owned subsidiaries, and have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) and, except as outlined in NOTE 19, are, in all material respects, in accordance with United States GAAP. The results of subsidiaries acquired are consolidated from the date of acquisition. All intercompany balances and transactions have been eliminated on consolidation.

            The Company has historically prepared its consolidated financial statements in Canadian dollars. Beginning with the first quarter of 2004, the Company changed its reporting currency to U.S. dollars to provide the financial statement users with more relevant information. The Company used the current rate method to translate the consolidated Canadian dollar results into U.S. dollars for both the current and prior years. Under the current rate method, the assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date; revenue and expenses as well as cash flow items are translated at weighted average rates for the year. Any resulting exchange gain or loss is charged or credited to the foreign currency translation adjustment account included as a separate component of shareholders' equity.

            The functional currencies of the Company and each of its subsidiaries remained unchanged. The functional currency of the Company is the Canadian dollar. The Company's operations in the United States, the United Kingdom, France, Germany and Mexico are considered to be self-sustaining. Assets and liabilities are translated using year-end exchange rates and revenue and expenses are translated at average exchange rates. Exchange gains and losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred in the foreign currency translation adjustment account included as a separate component of shareholders' equity. The Company's borrowings, as outlined in NOTE 7, are denominated in U.S. dollars and the majority represent a hedge of the Company's net investment in its U.S. operations. The Company formally assesses the hedge's effectiveness at the beginning of each quarter.

            Certain 2003 comparative figures have been reclassified to conform with the financial statement presentation adopted in 2004.

      (b)   REVENUE RECOGNITION

            Revenue is comprised of product sales and service revenue earned from fulfillment services. Revenue from product sales is recognized upon shipment since title to the goods is transferred to customers, persuasive evidence of an arrangement exists, the selling price is fixed and determinable and collectibility is reasonably assured. Volume rebates are recorded as a reduction of revenue at the time of shipment. Contractual payments to acquire sales contracts are amortized against revenue over the term of the contract.

            Services revenue is recognized as services are performed.

      (c)   INVENTORIES

            Raw materials are stated at the lower of cost, on a first-in first-out basis, and replacement cost. Finished goods and work in process are stated at the lower of cost and net realizable value. Cost includes materials and an application of relevant manufacturing labour and overhead.

      (d)   CAPITAL ASSETS

            Capital assets are recorded at cost and are amortized over their estimated useful lives. Cost represents acquisition or construction costs, including preparation, installation and testing charges incurred with respect to capital assets until they are ready for commercial production. Major renewals and improvements are capitalized, while maintenance and repairs are charged to operations as incurred. Gains or losses arising from the disposition of capital assets are reflected in net earnings.

                                                    CINRAM ANNUAL REPORT 2004 35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

            Capital assets are amortized on a straight-line basis, commencing when the asset is entered into use. Estimated useful lives for the principal asset categories are as follows:

Buildings                                      20 - 40 years
Machinery and equipment                         3 - 13 years
Computer equipment                               3 - 5 years
Furniture                                            5 years
Leasehold improvements                    Over term of lease

      (e)   GOODWILL AND INTANGIBLE ASSETS

                  (i)   GOODWILL

                        Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the tangible and intangible assets acquired, less liabilities assumed, based on their fair values. When the Company enters into a business combination, the purchase method of accounting is used. Goodwill is assigned as of the date of the business combination to reporting units that are expected to benefit from the business combination.

                        Goodwill is not amortized but instead is tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. When the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case, the implied fair value of the reporting unit's goodwill, in the same manner that value of goodwill is determined in a business combination, is compared with its carrying amount to measure the amount of the impairment loss, if any.

                  (ii)  INTANGIBLE ASSETS

                        Intangible assets acquired in a business combination are recorded at their fair values less accumulated amortization. Amortization is provided on a straight-line basis as follows:

Customer supply agreements
Cross-licensing                                          6 years
agreements                                               1 year

      (f)   IMPAIRMENT OF LONG-LIVED ASSETS

            The Company reviews capital and intangible assets (long-lived assets) for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. Absent any triggering factors during the year, the Company conducts its long-lived asset assessment in the fourth quarter to correspond with its planning cycle. If the sum of undiscounted future cash flows expected to result from the use and disposition of a group of assets is less than its carrying amount, it is considered impaired. An impairment loss is measured as the amount by which the carrying amount of a group of assets exceeds its fair value.

            At December 31, 2004 and 2003, no impairments in the carrying value of these assets existed.

      (g)   PENSION BENEFITS

            The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation, compensation levels at time of retirement, and retirement ages of employees. Changes in these assumptions could impact future pension expense. For the purpose of calculating the expected return on plan assets, assets are valued at fair value. Actuarial gains or losses are amortized over the average remaining service period of active employees. Pension assets are recorded as other assets while pension liabilities are recorded as accrued pension benefits within accrued liabilities and other long-term liabilities.

36 CINRAM ANNUAL REPORT 2004

      (h)   ASSET RETIREMENT OBLIGATIONS

            Effective January 1, 2004, the Company retroactively adopted the Canadian Institute of Chartered Accountants' (CICA) Handbook
            Section 3110, "Asset Retirement Obligations" (Section 3110), which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. Section 3110 applies to legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, lease, construction, development or normal operation. The Company records the present value of the estimated fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of a liability for an asset retirement obligation is the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in a forced liquidation transaction. The Company subsequently allocates the asset retirement cost to expense using a systematic and rational method over the asset's useful life, and records the accretion of the liability as a charge to the statement of earnings.

            As at January 1, 2004, the Company recorded a liability of $2,886 for the estimated present value of the costs of retiring leasehold improvements at the maturity of the facility leases and recorded deferred asset retirement costs of $2,886. The following table details the changes in the leasehold retirement liability:

January 1, 2004          $2,886
Accretion charges           177
                         ------
December 31, 2004        $3,063
                         ======

            The adjustment to leasehold improvements in respect of asset retirement costs is amortized into income on a straight-line basis over the remaining life of the leases. For the year ended December 31, 2004, the Company recorded amortization expense of $543 in cost of sales. The impact of this new accounting standard was not material for 2003.

      (i)   DEFERRED FINANCING FEES

            The costs of obtaining bank and other debt financings are deferred and amortized on a straight-line basis over the term of the related debt or debt facilities to which they relate.

      (j)   DERIVATIVE FINANCIAL INSTRUMENTS

            Derivative financial instruments are utilized to reduce interest rate risk on the Company's debt. The Company does not enter into financial instruments for trading or speculative purposes.

            The Company's policy is to formally designate each derivative financial instrument as a hedge of a specifically identified debt instrument. The Company believes the derivative financial instruments are effective as hedges, both at inception and over the term of the instrument; as the term to maturity, the (notional) principal amount and the interest rate basis in the instruments all match the terms of the debt instrument being hedged.

            Interest rate swap agreements are used as part of the Company's program to manage the fixed and floating interest rate mix of the Company's total debt portfolio and related overall cost of borrowing. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional principal amount upon which the payments are based, and are recorded as an adjustment of interest expense on the hedged debt instrument. The related amount payable to or receivable from the counterparties is included as an adjustment to accrued interest.

            Gains and losses on terminations of interest rate swap agreements are deferred on the balance sheet and amortized as an adjustment to interest expense related to the obligation over the remaining term of the original contract life of the terminated swap agreement. In the event of early extinguishment of the debt obligation, any realized or unrealized gain or loss from the swap would be recognized in the consolidated statement of earnings at the time of extinguishment.

            For those instruments that do not meet the above criteria, variations in their fair value are marked-to-market on a current basis, with the resulting gains or losses recorded in or charged against earnings.

                                                    CINRAM ANNUAL REPORT 2004 37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      (k)   STOCK-BASED COMPENSATION

            Effective January 1, 2004, Canadian GAAP requires the Company to calculate the fair value of stock-based compensation awarded to employees and to expense the fair value over the vesting period of the stock options. In accordance with the transition rules, the Company adopted the standard retroactively to January 1, 2002, without restating prior periods. The Company determined the fair value of stock options granted to employees since January 1, 2002, using the Black-Scholes option pricing model and recorded an adjustment to opening retained earnings in the amount of $2,759, representing the expense for the 2003 and 2002 fiscal years, with a corresponding increase in contributed surplus.

      (l)   INCOME TAXES

            The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment or substantive enactment date. Future income tax assets are recognized, and if realization is not considered more likely than not, a valuation allowance is provided. Income tax expense is the sum of the Company's provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities.

      (m)   EARNINGS PER SHARE

            Basic earnings per share is calculated by dividing the earnings available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated using the treasury stock method, which assumes that all stock options with exercise prices below the market prices are exercised with the proceeds used to purchase common shares of the Company at the average market price during the year.

      (n)   USE OF ESTIMATES

            The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant estimates are used in determining, but not limited to, the valuation of intangible assets and goodwill, provisions for volume rebates, the allowance for doubtful accounts, inventory valuation, income tax valuation allowances, restructuring costs, assets and obligations related to employee future benefits, the useful lives of all depreciable assets and the recoverability of capital assets and long-lived assets. Royalty charges are incurred as a result of the use of third party replication technologies. The Company records these amounts as incurred based on the sale of the Company's product. Accordingly, at each balance sheet date, the Company records its best estimate of the royalties payable based on contractual arrangements and management's best estimate for non-contractual amounts. Actual results could differ from those estimates.

      (o)   CASH AND CASH EQUIVALENTS

            The Company considers all highly liquid investment instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

      (p)   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

            (i)   LIABILITIES AND EQUITY

                  Effective for fiscal years beginning after November 1, 2004, CICA Handbook Section 3860, "Financial Instruments - Disclosure and Presentation," has been amended to provide guidance for classifying certain financial obligations of a fixed amount that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Any financial instruments issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments will no longer be presented as equity.

38 CINRAM ANNUAL REPORT 2004

                  The CICA concluded that not all such obligations establish the type of relationship that exists between an entity and its owners, but rather they convey more of a debtor/creditor relationship because they require the issuer to convey a fixed amount of value to the holder that does not vary with changes in the fair value of the issuer's equity instruments. Therefore, these instruments should be presented as liabilities. The standard will be effective for the Company's 2005 fiscal year on a retroactive basis. The adoption of this standard will not have an impact on the consolidated financial statements.

            (ii)  CONSOLIDATION OF VARIABLE INTEREST ENTITIES

                  In June 2003, the CICA issued Accounting Guideline AcG-15, "Consolidation of Variable Interest Entities" (AcG-15). AcG-15 addresses the consolidation of variable interest entities
                  (VIEs), which are entities which have insufficient equity at risk to finance their operations without additional subordinated financial support and/or entities whose equity investors lack one or more of the specified essential characteristics of a controlling financial interest. AcG-15 will be applied in the Company's year, beginning January 1, 2005. The adoption of this standard will not have an impact on the consolidated financial statements.

            (iii) ARRANGEMENTS CONTAINING A LEASE

                  Emerging Issues Committee (EIC) Abstract 150, "Determining Whether an Arrangement Contains a Lease," addresses a situation where an entity enters into an arrangement, comprising a transaction that does not take the legal form of a lease but conveys a right to use a tangible asset in return for a payment or series of payments. For example, this may include items such as take-or-pay or similar contracts, in which specified payments must be made regardless of whether delivery is taken of the contracted products of services. The Company will adopt this standard effective January 1, 2005, and is currently assessing its impact.

2.    ACQUISITION OF TIME WARNER INC. BUSINESSES

      On October 24, 2003, the Company acquired Time Warner Inc.'s DVD and CD manufacturing and physical distribution businesses, together with certain related printing and apparel businesses, in the U.S. and Europe for total cash consideration of $1,137,378 plus acquisition costs of $13,111. The acquisition has been accounted for using the purchase method and, accordingly, the results of operations of the businesses acquired have been included in the consolidated financial statements since the acquisition date.

      During the fourth quarter of fiscal 2004, the Company completed the allocation of the purchase price for the acquisition. The final allocation of the purchase price, based on independent appraisals and management's estimates, is as follows:

Current assets, including cash of $ 1,437                       $   317,071
Capital assets                                                      406,104
Intangible assets                                                   387,900
Goodwill                                                            320,351
                                                                -----------
                                                                  1,431,426

Current liabilities                                                (208,715)
Other long-term liabilities                                         (49,611)
Future tax liabilities                                              (22,611)
                                                                -----------
                                                                   (280,937)
                                                                -----------
Total cash purchase consideration                               $ 1,150,489
                                                                ===========

      Included in other long-term liabilities are pre-acquisition contingencies assumed on the acquisition of the Time Warner Inc. businesses. These amounts have been recorded based on management's best estimate.The actual cash settlement amount and timing is unknown at this time.

                                                    CINRAM ANNUAL REPORT 2004 39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      Intangible assets totalling $385,700 were assigned to customer supply agreements with Time Warner Inc. and are being amortized over the six-year period of the agreement. Intangible assets totalling $2,200 were assigned to certain cross-licensing agreements and have been fully amortized by December 31, 2004.

3.    INVENTORIES

                         2004       2003
                         ----       ----
Raw materials          $ 38,481  $ 32,844
Work in process          15,119     8,330
Finished goods            3,261     3,432
                       --------  --------
                       $ 56,861  $ 44,606
                       ========  ========

4.    CAPITAL ASSETS

                                                    ACCUMULATED    NET BOOK
       2004                               COST     AMORTIZATION     VALUE
       ----                               ----     ------------     -----
Land                                 $    23,440    $       -     $  23,440
Buildings                                143,975       22,793       121,182
Machinery and equipment                  837,303      357,747       479,556
Computer equipment                        29,305       12,222        17,083
Furniture                                 20,213       15,526         4,687
Leasehold improvements                    46,176       24,614        21,562
Construction in progress                  38,850            -        38,850
                                     -----------    ---------     ---------
                                     $ 1,139,262    $ 432,902     $ 706,360
                                     ===========    =========     =========

                                                   Accumulated     Net book
         2003                            Cost      amortization     value
         ----                            ----      ------------     -----
Land                                   $  23,265    $       -     $  23,265
Buildings                                138,661       17,528       121,133
Machinery and equipment                  664,993      233,567       431,426
Computer equipment                        15,590        8,781         6,809
Furniture                                 19,162       14,266         4,896
Leasehold improvements                    31,295       18,674        12,621
Construction in progress                  46,413           -         46,413
                                       ---------    ---------     ---------
                                       $ 939,379    $ 292,816     $ 646,563
                                       =========    =========     =========

      Included in the above are assets under capital lease with a cost of $11,486 and a net book value of $6,350 (2003 - $16,914 and $6,971, respectively), which are being amortized on a straight-line basis over their anticipated economic life, which is 20 years for building and four years for machinery and equipment.

      Amortization expense for capital assets for the year ended December 31, 2004 amounted to $146,697 (2003 - $63,707).

5.    GOODWILL AND INTANGIBLE ASSETS

      (a)   GOODWILL

            On October 24, 2003, the Company acquired the assets of Time Warner Inc.'s DVD and CD manufacturing and physical distribution businesses, together with certain related printing and apparel businesses, in the U.S. and Europe.This transaction had the impact of increasing goodwill by $320,351 (NOTE 2).

40 CINRAM ANNUAL REPORT 2004

                                         Effect of                               Effect of
                                          foreign                                 foreign
              December 31,   Goodwill     exchange  December 31,   Goodwill       exchange   DECEMBER 31,
                  2002       acquired    and other      2003      adjustments    and other       2004
              -----------   ----------   ---------  ------------  -----------   ----------   ------------
Goodwill      $     4,299   $  269,793   $   5,334  $   279,426   $    50,558   $   (1,591)  $   328,393

            The goodwill adjustments amount during 2004 arose on the finalization of the purchase price of the acquired Time Warner businesses (NOTE 2).

            During the fourth quarter of 2004, the Company performed its annual goodwill impairment test and concluded no impairment had occurred. The fair values of the reporting units were estimated using a combination of a market approach and discounted cash flows. Revenue and expense projections used in determining the fair value of the reporting units were based on management estimates, including estimates of current and future industry conditions.

      (b)   INTANGIBLE ASSETS

            Customer supply agreements and cross-licensing agreements were acquired as part of the acquisition of certain of the assets of Time Warner Inc. (NOTE 2). Customer supply agreements are being amortized on a straight-line basis over a period of six years, which represents the exclusive term in which the Company will manufacture, print, package and physically distribute DVDs and CDs for Warner Home Video and Warner Music Group in North America and Europe and for New Line Home Entertainment Inc. in North America. Cross-licensing agreements were being amortized over a period of one year.


                                                                            EFFECT OF
                                                           ACCUMULATED       FOREIGN     NET BOOK
           2004                           COST            AMORTIZATION       EXCHANGE      VALUE
--------------------------             ---------          ------------      ---------    ---------
Customer supply agreements             $ 385,700            $ 75,382         $ 4,929     $ 315,247
Cross-licensing agreements                 2,200               2,200               -             -
                                       ---------            --------         -------     ---------
                                       $ 387,900            $ 77,582         $ 4,929     $ 315,247
                                       =========            ========         =======     =========

                                                                             Effect of
                                                           Accumulated        foreign    Net book
           2003                          Cost             amortization       exchange      value
--------------------------             ---------          ------------       ---------   ---------
Customer supply agreements             $ 385,700            $ 10,294          $   (832)  $ 374,574
Cross-licensing agreements                 2,200                 381                -        1,819
                                       ---------            --------         ---------   ---------
                                       $ 387,900            $ 10,675          $   (832)  $ 376,393
                                       =========            ========         =========   =========

            Amortization of intangible assets for the year ended December 31, 2004 amounted to $66,907 (2003 - $10,675).

6.    DEFERRED FINANCING FEES

      2004

      During the year, the Company amended its credit facilities as described in
      NOTE 7, and as a direct result incurred $2,250 of financing fees.

      Amortization of deferred financing fees for the year ended December 31, 2004 amounted to $6,131 (2003 - $774).

      2003

      In connection with the credit agreement entered into in October 2003 (NOTE
      7), the Company incurred $28,627 of financing fees.

                                                    CINRAM ANNUAL REPORT 2004 41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

7.    LONG-TERM DEBT

      CREDIT AGREEMENT

      In October 2003, the Company entered into a credit agreement with a syndicate of lenders to provide the Company with credit facilities of up to $1,175,000. The facilities were comprised of term loans of $1,025,000 and a revolving credit facility of $150,000. Amounts outstanding under the facilities are secured by substantially all of the assets of the Company. The revolving credit facility bore interest at the London InterBank Offered Rate (LIBOR) plus 300 basis points.

      The terms of the credit agreement require the Company to comply with certain financial and other covenants over the term. As at December 31, 2004, the Company was in compliance with all the terms of its credit agreement. Amounts outstanding under the facilities are shown in the table below:

                                           2004           2003
                                        ---------      ---------
Credit agreement
   Term loan A (a)                      $ 181,050      $ 250,000
   Term loan B (b)                              -        675,000
   Term loan C (c)                              -         98,270
   Term loan D (d)                        658,976              -
                                        ---------      ---------
                                          840,026      1,023,270
Other long-term debt
   Asset-backed financing (e)              18,317         26,603
                                        ---------      ---------
                                          858,343      1,049,873
Less current portion                       71,509         95,417
                                        ---------      ---------
                                        $ 786,834      $ 954,456
                                        =========      =========

      In August 2004, the Company amended its $1,175,000 credit facilities. The interest rate on the outstanding principal amount of $181,050 on the Company's $250,000 term loan A facility was reduced to the LIBOR plus 250 basis points, from LIBOR plus 300 basis points. The Company used $65,000 in cash to repay part of the $635,000 outstanding principal amount under its $675,000 term loan B facility and part of the $98,270 outstanding principal amount under its $100,000 term loan C facility. The remaining principal amounts outstanding under term loan facilities B and C were paid out from a new $668,220 term loan D facility that bears an interest rate of LIBOR plus 300 basis points. At December 31, 2004, $658,976 is outstanding under the term loan D facility.

      (a) Term loan A for $181,050 is due September 30, 2007, with quarterly principal repayments resuming on June 30, 2005, and bears an interest rate of LIBOR plus 250 basis points.

      (b) Term loan B for $675,000 was due on September 30, 2009, and bore an interest rate of LIBOR plus 375 basis points.

      (c) Term loan C for $98,270 was due March 31, 2010, and bore an interest rate of LIBOR plus 575 basis points.

      (d) Term loan D for $668,220 is due on September 30, 2009, with quarterly principal repayments beginning in 2005, and bears an interest rate of LIBOR plus 300 basis points.

      Under the terms of the credit agreement, we are obliged to make a mandatory offer to prepay the credit facilities from the following:

           - 75% of excess cash flow (as defined in the credit agreement);

           - 100% of net cash proceeds of non-ordinary course asset sales;

           -  100% of net proceeds of debt issuance;

           - 100% of net cash proceeds of casualty events (in excess of $2.5 million); and

           -  75% of net proceeds of equity issuance.

42 CINRAM ANNUAL REPORT 2004

      The above percentages are subject to a step-down, based on reductions in leverage.

      (e) Asset-backed financing: The Company has entered into asset-backed financing due in July 2007 with blended monthly principal and interest repayments over a three-year period, secured by certain capital assets, bearing interest at 5.49%.

      Future minimum repayments of long-term debt for the fiscal years ending December 31 are as follows:

2005      $  71,509
2006        112,698
2007        116,842
2008         36,975
2009        520,319
          ---------
          $ 858,343
          =========

      INTEREST PROTECTION ARRANGEMENTS

      During the year, the Company entered into hedging agreements for a three-year term on $250,000 of long-term debt expiring in June 2007. In addition, the Company entered into an additional interest rate cap agreement for $210,000 of long-term debt expiring in January 2007.

      The weighted average interest rate for the year ended December 31, 2004, was 5.3% (2003 - 6.3%).

8.    LEASE COMMITMENTS

      Future minimum rental commitments for all non-cancellable operating and capital leases as at December 31, 2004, are as follows:

                                                        Capital  Operating    Total
                                                        -------  ---------  --------
2005                                                    $ 1,177   $ 10,032  $ 11,209
2006                                                      1,102      7,621     8,723
2007                                                        885      6,270     7,155
2008                                                        654      5,416     6,070
2009                                                        607      2,750     3,357
2010 and thereafter                                       2,351      2,485     4,836
                                                        -------   --------  --------
                                                          6,776   $ 34,574  $ 41,350
                                                                  ========  ========
Less interest (average rate of 7%)                        1,323
                                                        -------
                                                          5,453
Less current portion                                        850
                                                        -------
                                                        $ 4,603
                                                        =======

      Operating lease expense for the year ended December 31, 2004, amount to $12,591 (2003 - $6,811).

9.    CAPITAL STOCK

      (a)   AUTHORIZED

            The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of preference shares.The preference shares are non-voting and are entitled to dividends as and when declared by the Board of Directors.

      (b)   ISSUED AND OUTSTANDING

            Capital stock issued and outstanding at December 31, 2004, and 2003 includes the following:

                                                    CINRAM ANNUAL REPORT 2004 43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

                                           Common
                                           shares       Warrants       Amount
                                         ----------   -----------   -----------
Balance outstanding, December 31, 2002   55,196,891    1,700,000    $   156,944
Warrants expired                                  -   (1,500,000)             -
Warrants exercised                          200,000     (200,000)         2,297
Options exercised during 2003               678,401            -          3,933
                                         ----------   ----------    -----------
Balance outstanding, December 31, 2003   56,075,292            -        163,174
Options exercised during 2004               727,794            -          6,971
                                         ----------   ----------    -----------
Balance outstanding, December 31, 2004   56,803,086            -    $   170,145
                                         ==========   ==========    ===========

(C)   STOCK-BASED COMPENSATION PLAN

      The Company has one stock-based compensation plan pursuant to which the Company may grant options to employees, Officers and Directors of the Company. During 2004, the Company amended its stock option plan to increase the number of options that may be granted under the plan to 5,500,000 from 4,000,000. The exercise price of each option equals the market price of the Company's stock on the date of the grant; an option's maximum term is 10 years. The options vesting periods range from three years to five years.

      A summary of the status of the Company's employee stock option plan as at December 31, 2004, and 2003 and changes during the years ended on those dates is presented below in Canadian dollars:

                                                 2004                    2003
                                  ----------------------  --------------------
                                               WEIGHTED               Weighted
                                               AVERAGE                average
                                  NUMBER OF    EXERCISE   Number of   exercise
                                   OPTIONS      PRICE      options     price
                                  ----------  ----------  ----------  --------
Outstanding, beginning of year    2,527,939   $     9.67  2,756,340   $   9.04
Granted                                   -            -    478,000      11.25
Exercised                          (727,794)       12.77   (678,401)      8.08
Forfeited                           (25,001)        4.63    (28,000)     12.69
                                  ---------   ----------  ---------   --------
Outstanding, end of year          1,775,144        11.42  2,527,939       9.67
                                  =========   ==========  =========   ========
Options exercisable, end of year  1,225,811   $    11.70  1,455,339   $  11.83
                                  =========   ==========  =========   ========

The following summarizes information about the employee stock options at December 31, 2004, in Canadian dollars:

                                                                Options outstanding                         Options exercisable
                           ----------------------------------------------------------------------------------------------------
                                                    Weighted
                                                    average                Weighted                                    Weighted
                            Number of              remaining               average              Number of               average
    Range of                 options              contractual              exercise              options               exercise
exercise prices            outstanding            life (years)              price              exercisable               price
---------------            -----------            ------------             --------            -----------             --------
$2.74 - $ 4.00                 87,669                  1.4                 $   2.74               87,669               $   2.74
$6.00 - $ 8.00                160,000                  0.2                     6.88              160,000                   6.88
$8.00 - $10.00                110,000                  5.2                     8.10              110,000                   8.10
$10.00 - $15.00             1,062,975                  3.0                    10.81              513,642                  10.81
$15.00 - $20.00               249,000                  2.0                    17.01              249,000                  17.01
$20.00 - $22.00               105,500                  3.5                    22.00              105,500                  22.00
                            ---------                  ---                 --------            ---------               --------
$2.74 - $22.00              1,775,144                  2.4                 $  11.42            1,225,811               $  11.70
                            =========                  ===                 ========            =========               ========

44 CINRAM ANNUAL REPORT 2004

(d)   STOCK-BASED COMPENSATION

      On January 1, 2004, the Company adopted CICA Handbook Section 3870 and recorded a charge to opening retained earnings of $2,759 for stock options granted on or after January 1, 2002 (NOTE 1(k)).

      For the year ended December 31, 2004, the Company recorded compensation expense of $1,269 (2003 - nil).

      For stock options granted to employees on or after January 1, 2002, had the Company determined compensation expense based on the fair value method at the grant date of such stock option awards consistent with the method prescribed under the CICA Handbook Section 3870, the Company's net earnings and earnings per share for the year ended December 31, 2003, would have been reported as the pro forma amounts indicated below:

                                                2003
                                             ----------
Net earnings, as reported                    $   53,020
Stock-based compensation expense                  2,005
                                             ----------
Pro forma net earnings                       $   51,015
                                             ==========
Basic earnings per share, as reported        $     0.95
Effect of stock-based compensation expense         0.04
                                             ----------
Pro forma basic earnings per share           $     0.91
                                             ==========
Diluted earnings per share, as reported      $     0.94
Effect of stock-based compensation expense         0.04
                                             ----------
Pro forma diluted earnings per share         $     0.90
                                             ==========

There were no stock options granted during the year ended December 31, 2004.

The weighted average estimated fair value at the date of the grant for options granted during the year ended December 31, 2003, was C$5.56 per share (2002 - C$5.28 per share).

The fair value of each option granted during 2003 and 2002 was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                                                                          2003      2002
                                                                        --------  --------
Risk-free interest rate                                                     4.0%      4.0%
Dividend yield                                                              1.0%    0.768%
Volatility factor of the future expected market price of common shares       57%       60%
Weighted average expected life of the options                           5 years   5 years

      For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

10.   BASIC AND DILUTED EARNINGS PER SHARE

      Basic and diluted earnings per share have been calculated using the weighted average and maximum dilutive number of shares outstanding during the year which amounted to 56,588,815 shares (2003 - 55,628,006 shares) and 57,513,852 shares (2003 - 56,611,737 shares), respectively.

                                                    CINRAM ANNUAL REPORT 2004 45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      The following table sets forth the computation of diluted earnings per share:

                                                            2004         2003
                                                         ----------  -----------
NUMERATOR

   Earnings available to common shareholders             $   75,824  $    53,020
                                                         ==========  ===========
DENOMINATOR (IN THOUSANDS)

   Weighted average shares outstanding - basic               56,589       55,628
   Effect of dilutive securities:
      Employee stock options                                    925          984
                                                         ----------  -----------
Weighted average number of shares outstanding - diluted      57,514       56,612
                                                         ==========  ===========
EARNINGS PER SHARE

   Basic                                                 $     1.34  $      0.95
   Diluted                                                     1.32         0.94
                                                         ==========  ===========

      During the year ended December 31, 2004, there were no outstanding stock options excluded from the computation of diluted earnings per share as the exercise price was below the average market price of the common shares for the year. For the year ended December 31, 2003, stock options to purchase 216,500 common shares were outstanding but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares for the year.

11.   UNUSUAL ITEMS

                                                      2004       2003
                                                    ---------  --------
(Recovery of) provision for restructuring - France  $ (1,713)  $  2,726

      During 2003, the Company closed a VHS duplication facility located in France. Management began to formulate an exit plan in April 2003 concurrent with management's discussions with the employee works council, which was concluded in July 2003. The exit plan was finalized in November 2003 and termination notices were given shortly thereafter to all 102 employees. The duplication facility ceased production on December 17, 2003, resulting in the incurrence of severance and other employee- related costs, lease cancellation and idle facility costs, asset write-downs, and certain other exit costs, totalling $2,726.

      In October 2004, the Company realized a gain of $2,187 on the sale of the owned facility. The Company also incurred an additional $474 in other exit costs relating to the closure of the facility. These costs were expensed and paid out in fiscal 2004.

      The following table details the activity of the accrued restructuring liability and related charges in France:

                                                          Accrued                             ACCRUED
                                                         liability                           LIABILITY
                                                Cash    December 31,               CASH     DECEMBER 31,
                                   Provision  payments      2003      PROVISION  PAYMENTS       2004
                                   ---------  --------  ------------  ---------  --------   -----------
TYPE OF COST

    Severance and other employee-
      related costs                $   2,206  $  (172)  $    2,034     $      -  $ (2,034)  $       -
    Lease cancellation
      and idle facilities                222       (8)         214            -      (214)          -
    Other exit costs                     117      (82)          35          474      (509)          -
                                   ---------  -------   ----------     --------  --------   ---------
                                       2,545  $  (262)  $    2,283     $    474  $ (2,757)  $       -
                                              =======   ==========     ========  ========   =========
Asset write-downs                        181
                                   ---------
                                   $   2,726
                                   =========

46 CINRAM ANNUAL REPORT 2004

12.   INCOME TAXES

      Income tax expense varies from the amounts that would be computed by applying the statutory income tax rate to earnings before income taxes as follows:

                                                                            2004                 2003
                                                             -------------------   -------------------
Basic rate applied to pretax earnings                        $    40,358   36.1%   $   28,659   36.6%
Increase (decrease) in taxes resulting from:
     Manufacturing and processing reduction                            -      -          (692)  (0.9)%
     Losses in foreign subsidiaries not tax-effected                   -      -           812    1.0%
     Losses utilized in the current period to
            reduce taxable income not previously recognized       (2,023)  (1.8)%        (414)  (0.5)%
     Tax rates in other jurisdictions                             (2,769)  (2.5)%      (2,872)  (3.7)%
     Other items                                                     343    0.3%         (212)  (0.2)%
                                                             -----------   ----    ----------   ----
                                                             $    35,909   32.1%   $   25,281   32.3%
                                                             ===========   ====    ==========   ====

      The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2004, and 2003 are presented below:

                                                                                       2004         2003
                                                                                     --------     --------
FUTURE TAX ASSETS

    Non-capital income tax loss carryforwards                                        $  8,673     $  8,909
    Capital loss carryforwards                                                            293        3,235
    Accruals not deductible in the current period                                      33,272       18,357
    Capital assets - difference in net book value and undepreciated capital costs         511       10,325
    Goodwill and intangible assets                                                          -          214
                                                                                     --------     --------
                                                                                       42,749       41,040
     Less valuation allowance                                                           8,073       14,450
                                                                                     --------     --------
                                                                                       34,676       26,590
FUTURE TAX LIABILITIES

    Capital assets - difference in net book value and undepreciated capital           (59,667)     (25,664)
    Goodwill and intangible assets                                                    (33,402)      (3,985)
                                                                                     --------     --------
                                                                                      (93,069)     (29,649)
                                                                                     --------     --------
NET FUTURE TAX LIABILITIES                                                           $(58,393)    $ (3,059)
                                                                                     ========     ========

      In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the years in which the temporary differences are deductible. Management considers the scheduled reversals of future income tax liabilities, the character of the income tax assets and the tax planning strategies in place in making this assessment. To the extent that management believes that the realization of future income tax assets does not meet the more likely than not realization criterion, a valuation allowance is recorded against the future tax assets.

      At December 31, 2004, the Company has non-capital loss carryforwards in Europe. No benefit has been established in relation to these losses as it is not more likely than not that the Company will be able to utilize these losses in the future.

                                                    CINRAM ANNUAL REPORT 2004 47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      The income tax losses in Europe expiring in the years ending December 31 are as follows:

2005                 $   2,017
2009 and thereafter     23,900
                     ---------
                     $  25,917
                     =========

13.   CONTINGENT LIABILITIES

      The Company is involved in various legal actions that are normal to the Company's business. In the opinion of the Company, any resulting liability is not expected to have a material adverse effect on the Company's financial position or its results of operations.

14.   RELATED PARTY TRANSACTIONS

      The Company entered into the following related party transactions:

      (a) During 2004, the Company paid the following amounts to related parties: $1,484 (2003 - $2,279) to a law firm, including nil (2003 - $2,152) for acquisition-related work, where one of the Company's directors is a partner, and $193 (2003 - $180) to a director for consulting services.

      (b) In September 2003, the Company purchased premises from three companies owned by certain shareholders of the Company and their families for $5,464, representing the fair market value of the land and building based on independent appraisals on the date of acquisition. Prior to the purchase of the land and building, the Company leased these premises on a month-to-month basis at an exchange amount as agreed to by the parties. Lease costs for 2003, up to the purchase of the premises, amounted to $398.

15.   PENSION AND NON-PENSION EMPLOYMENT BENEFIT PLANS

      As part of the Time Warner Inc. acquisition (NOTE 2), the Company assumed contributory and non-contributory defined benefit pension plans that cover certain of the acquired workforce in the United States and Germany.

      The plan assets and the benefit obligations were transferred over to the Company on October 24, 2003.

      UNITED STATES

      401(k) Plan

      Certain non-union employees also participate in the defined pretax contribution plan (the "401(k) Plan"). The Company's contributions under the 401(k) Plan are based upon a percentage of the employees' elected contributions. The Company's 401(k) Plan expense amounted to $8,646 for the year ended December 31, 2004 (2003 - $610).

      Graphic Communication Industry Union ("GCIU") Pension

      The GCIU Retirement Fund is a multi-employer plan covering direct labour employees in certain of the Company's printing facilities. The rate of contribution expense for this plan is 6% of the straight time wages. No significant changes have occurred in fiscal 2004 related to or affecting the GCIU plan.

      The Company's GCIU pension expense amounted to $692 for the year ended December 31, 2004 (2003 - $121).

      PACE Pension

      The PACE (Paper, Allied-Industrial, Chemical and Energy Workers International Union) pension is a multi-employer plan covering a portion of the direct labour in one of the Company's printing plant facilities. The rate of contribution was $0.792/hour based on total hours worked including vacation and holiday for fiscal 2003, and $0.867/hour for fiscal 2004. No significant changes have occurred in fiscal 2004 related to or affecting the PACE plan.

48 CINRAM ANNUAL REPORT 2004

      The Company's PACE pension expense amounted to $270 for the year ended December 31, 2004 (2003 - $36).

      Cinram Music Union Pension Plan

      Certain union employees of the Company also participate in the Cinram Music Union Pension Plan (the "Music Union Plan"). Pension benefits under the Music Union Plan are based on formulas that reflect the employees' years of service multiplied by a specified dollar amount negotiated in collective bargaining.

      Investment strategy and policy

      The Company has adopted a balanced growth objective, which balances risk and return. Under this investment strategy, the Company's long-term allocation for equity and debt securities is 25% and 75%, respectively.

      Asset allocation

      Pension fund assets consist of money market, fixed income and equity mutual funds, valued at market value. The percentages of the fair value of total plan assets by each major type of plan asset as of the December 31 measurement date is as follows:

                                                        Percentage of plan assets
                            -----------------------------------------------------
Asset category                                   2004                        2003
                            -------------------------   -------------------------
Cash and cash equivalents             0.10%                           -
Debt securities                      39.90%                       25.00%
Equity securities                    60.00%                       75.00%
                                    ------                       ------
                                    100.00%                      100.00%
                                    ======                       ======

      Equity securities do not include any of the Company's common shares as at December 31, 2004 and 2003, respectively.

      Long-term rate-of-return on assets assumption

      Long-term historical returns for indexed equity and debt securities are used as the basis to determine the overall expected long-term rate of return on assets assumption for the mutual fund investments held in the Music Union Plan. The weighted average historical return for equity and debt securities is 8%.

      Total cash payments

      The Company does not anticipate making any cash contributions to the Music Union Plan in fiscal 2005.

      Estimated future benefit payments

      The benefits expected to be paid in each year from 2005 to 2009 are $110, $107, $118, $125, and $161, respectively. The aggregate benefits expected to be paid in the five years from 2010 to 2014 are $432. The expected benefits to be paid are based on the same assumptions used to measure the Company's benefit obligation at December 31, 2004 and include estimated future employee service.

      The most recent actuarial valuation was completed on January 1, 2004.

      GERMANY

      Cinram GmbH, Alsdorf defined benefit plan

      The Company's defined benefit pension plans cover certain existing and former employees who have signed specific agreements related to pension benefits, including members of senior and middle management. The pension plan contributions are based on German tax law requirements and, therefore, the plans remain unfunded.

      Estimated future benefit payments

      The benefits expected to be paid in each year from 2005 to 2009 are $1,250, $1,249, $1,238, $1,228, and $1,218, respectively. The aggregate benefits expected to be paid in the five years from 2010 to 2014 are $5,853.

                                                    CINRAM ANNUAL REPORT 2004 49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      Early retirement plan

      The Company has an early retirement agreement with its employee works council as part of a labour contract, whereby eligible employees are able to receive certain benefits during a period of reduced work prior to attaining standard retirement age and German State pension benefits. A liability of approximately $2,039 has been recorded as at December 31, 2004 (2003 - $809).

      The Company's early retirement pension expense amounted to $1,094 for the year ended December 31, 2004 (2003 - $144).

      Jubilee plan

      The Company also has an agreement with its employee works council as part of a labour contract, whereby employees receive years of service awards upon reaching their 10- and 25-year service anniversaries. Employment and income taxes associated with this award are paid by the Company and a total liability of approximately $426 has been recorded as at December 31, 2004 (2003 - $1,789).

      The Company's Jubilee pension expense (recovery) amounted to $(1,400) for the year ended December 31, 2004 (2003 - recovery of $529).

      The most recent actuarial valuations were completed on December 31, 2004.

      A reconciliation of the funded status of the defined benefit plans to the amounts recorded in the consolidated financial statements follows:

                                         United States                    Germany                    Total
                            --------------------------  -------------------------  -----------------------
                                   2004           2003          2004         2003         2004        2003
                            -----------    -----------  ------------  -----------  -----------  ----------
Plan assets, at fair value  $    4,458     $    4,658   $         -   $        -   $    4,458   $   4,658
        Benefit obligation      (6,429)        (5,485)      (18,498)     (16,781)     (24,927)    (22,266)
                            ----------     ----------   -----------   ----------   ----------   ---------
 Deficiency of plan assets
 over
        benefit obligation      (1,971)          (827)      (18,498)     (16,781)     (20,469)    (17,608)
    Unrecognized actuarial
               loss (gain)         828            (53)          237         (260)       1,065        (313)
                            ----------     ----------   -----------   ----------   ----------   ---------
 Accrued benefit liability  $   (1,143)    $     (880)  $   (18,261)  $  (17,041)  $  (19,404)  $ (17,921)
                            ==========     ==========   ===========   ==========   ==========   =========

      The accrued liability is included in the Company's consolidated balance sheet as follows:

                                         United States                   Germany                    Total
                             -------------------------  ------------------------  -----------------------
                                   2004           2003         2004         2003         2004        2003
                             ----------     ----------  -----------  -----------  -----------  ----------
Accrued liabilities          $  (1,143)     $    (880)  $   (1,250)  $   (1,189)  $   (2,393)  $  (2,069)
Other long-term liabilities          -              -      (17,011)     (15,852)     (17,011)    (15,852)

      The following information is provided on pension fund assets:

                                        United States         Germany                   Total
                              -----------------------  --------------  ----------------------
                                  2004           2003   2004     2003        2004        2003
                              --------  -------------  -----  -------  ----------  ----------
Fair value of plan assets,
   December 31, 2003
   (2003 - October 24, 2003)  $ 4,658   $      4,668   $   -    $   -  $   4,658   $   4,668
Actual return on plan assets      359            114       -        -        359         114
Actual benefits paid             (559)          (124)      -        -       (559)       (124)
                              -------   ------------   -----    -----  ---------   ---------
Fair value of plan assets,
   December 31                $ 4,458   $      4,658   $   -    $   -  $   4,458   $   4,658
                              =======   ============   =====    =====  =========   =========

50 CINRAM ANNUAL REPORT 2004

 Benefit obligations are outlined below:

                                                   United States                  Germany                    Total
                                        ------------------------  -----------------------  -----------------------
                                             2004           2003        2004         2003         2004        2003
                                        ---------  -------------  ----------  -----------  -----------  ----------
Benefit obligations, December 31, 2003
  (2003 - October 24, 2003)             $  5,485   $      5,517   $  16,781   $   17,051   $   22,266   $  22,568
Service cost                                 242             36         169           29          411          65
Interest cost                                389             56         920          160        1,309         216
Actual benefits paid                        (559)          (124)     (1,272)        (199)      (1,831)       (323)
Actuarial loss (gain)                        872              -         518         (260)       1,390        (260)
Impact of foreign exchange                     -              -       1,382            -        1,382           -
                                        --------   ------------   ---------   ----------   ----------   ---------
Benefit obligations, December 31        $  6,429   $      5,485   $  18,498   $   16,781   $   24,927   $  22,266
                                        ========   ============   =========   ==========   ==========   =========

      Elements of defined benefit costs recognized in the year:

                                                   United States                  Germany                    Total
                                        ------------------------  -----------------------  -----------------------
                                             2004           2003        2004         2003         2004        2003
                                        ---------  -------------  ----------  -----------  -----------  ----------
COMPONENTS OF NET PERIODIC

 BENEFIT COST:

   Service cost                         $    242   $         36   $     169   $       29   $      411   $      65
   Interest cost                             389             56         920          160        1,309         216
   Actual return on plan assets             (359)          (114)          -            -         (359)       (114)
   Actuarial loss                            872              -           -            -          872           -
                                        --------   ------------   ---------   ----------   ----------   ---------
   Costs                                   1,144            (22)      1,089          189        2,233         167
Adjustments to recognize the long-term
 nature of employee future benefit
  costs:
   Return on plan assets for period          (9)            54           -            -            (9)         54
   Actuarial gain                          (872)             -           -            -          (872)          -
                                        --------   ------------   ---------   ----------   ----------   ---------
Defined benefit costs recognized        $    263   $         32   $   1,089   $      189   $    1,352   $     221
                                        ========   ============   =========   ==========   ==========   =========

      Actuarial assumptions for the years ended December 31:

                                                           United States                  Germany
                                                ------------------------  -----------------------
                                                     2004           2003        2004         2003
                                                ---------  -------------  ----------  -----------
WEIGHTED AVERAGE ACTUARIAL ASSUMPTIONS USED TO
 DETERMINE BENEFIT COSTS:

    Discount rate                                 6.25%        6.25%         4.75%        5.25%
    Rate of compensation increase                 4.50%        4.50%         2.50%        3.50%
    Expected return on plan assets                8.00%        8.00%            -            -
WEIGHTED AVERAGE ACTUARIAL ASSUMPTIONS USED TO

 DETERMINE BENEFIT OBLIGATION:

    Discount rate                                 6.00%        6.25%         4.75%        5.25%
    Rate of compensation increase                 4.50%        4.50%         2.50%        2.50%

                                                    CINRAM ANNUAL REPORT 2004 51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

16. CHANGE IN NON-CASH OPERATING WORKING CAPITAL

                                                                         2004         2003
                                                                 ------------  -----------
(Increase) decrease in accounts receivable                       $  (133,342)  $   26,902
(Increase) in income taxes recoverable                                (9,365)           -
(Increase) decrease in inventories                                   (10,647)      54,880
(Increase) decrease in prepaid expenses                              (14,169)       7,773
(Decrease) increase in accounts payable and accrued liabilities       (1,436)     131,027
(Decrease) in income taxes payable                                    (2,102)      (6,733)
                                                                 -----------   ----------
                                                                 $  (171,061)  $  213,849
                                                                 ===========   ==========

17.   SEGMENTED INFORMATION

      The Company's reportable business segments are Home Video replication/duplication, Audio/ROM replication/duplication, Printing and Distribution services.

      The Home Video replication/duplication segment manufactures DVDs and VHS video cassettes. The Audio/ROM replication/duplication segment manufactures CDs, CD ROM and video cassettes. The Printing segment provides design, printing and packaging services. The Other segment includes merchandising sales. The Distribution services segment distributes pre-recorded media products on behalf of its customers.

      For the year ended December 31, 2004, the Distribution services segment comprises 10% of consolidated revenue and has been disclosed as an industry segment. The segmented information for the year ended December 31, 2003 has been restated to comply with the presentation adopted in 2004.

      The accounting policies of the segments are the same as those described in the significant accounting policies. The Company evaluates segment performance based on earnings before interest expense, investment income, unusual items and income taxes.

      In 2004, the Company was dependent on two customers for approximately 36% and 14%, respectively, of consolidated revenue from the four main business segments. At December 31, 2004, these customers represented approximately 30% and 16%, respectively, of consolidated accounts receivable.

      In 2003, the Company was dependent on two customers for approximately 30% and 19%, respectively, of consolidated revenue from the four main business segments. At December 31, 2003, these customers represented approximately 21% and 28%, respectively, of consolidated accounts receivable.

52 CINRAM ANNUAL REPORT 2004

(a) INDUSTRY SEGMENTS

                                      HOME VIDEO     AUDIO/ROM
                                     REPLICATION/   REPLICATION/
              2004                   DUPLICATION    DUPLICATION    PRINTING   DISTRIBUTION     OTHER       TOTAL
----------------------------------  -------------  -------------  ----------  ------------  ----------  -----------
Revenue from external customers     $   1,090,543  $    324,326   $  225,388  $   207,302   $  179,079  $ 2,026,638
Earnings before interest expense,
  investment income, unusual
items and income taxes                    159,107        17,495       16,494      (33,785)       1,375      160,686
Total assets                            1,159,288       344,771      182,236      220,371      190,367    2,097,033
Amortization of capital assets and
  assets under capital leases             100,537        21,715        8,433       15,372          640      146,697
Amortization of intangible assets          57,438           669        8,800            -            -       66,907
Capital expenditures                      101,433         9,652        2,911       24,655        7,053      145,704

                                      Home Video    Audio/ROM
                                     replication/  replication/
              2003                   duplication   duplication   Printing  Distribution     Other       Total
----------------------------------  -------------  ------------  --------  ------------  ----------  -----------
Revenue from external customers       $ 495,302      $ 172,581   $ 46,626  $    71,302   $  41,082   $   826,893
Earnings before interest expense,
  investment income, unusual
  items and income taxes                 74,115          8,734      5,520       (8,270)     11,088        91,187
Total assets                          1,263,882        460,937    221,143       71,853      41,399     2,059,214
Amortization of capital assets and
  assets under capital leases            43,674         13,768      1,197        4,638         430        63,707
Amortization of intangible assets         9,164            107      1,404            -           -        10,675
Capital expenditures                     70,010          1,938      1,390        3,884       3,004        80,226
Additions to goodwill
  and intangible assets                 629,490          6,578     69,730        2,453           -       708,251

                                                    CINRAM ANNUAL REPORT 2004 53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      (b)   REVENUE FROM EXTERNAL CUSTOMERS IS COMPRISED OF THE FOLLOWING:

                        2004            2003
                   --------------    ---------
DVD                $    1,025,389    $ 386,413
VHS                        65,154      108,889
Audio CD/CD-ROM           313,420      162,362
Audio cassette             10,906       10,219
Printing                  225,388       46,626
Distribution              207,302       71,302
Merchandising             143,368       20,320
Other                      35,711       20,762
                   --------------    ---------
                   $    2,026,638    $ 826,893
                   --------------    ---------

      (c)   GEOGRAPHIC SEGMENTS

                                    UNITED
          2004                      STATES       CANADA       FRANCE       GERMANY       OTHER        TOTAL
-------------------------------  ------------  -----------  -----------  -----------  ------------  -----------
Revenue from external customers  $  1,386,265  $   133,363  $   107,805  $   337,607  $     61,598  $ 2,026,638
Capital assets, goodwill and
  intangible assets                 1,020,121       69,305       40,175      182,953        37,446    1,350,000

                                    United
          2003                      States       Canada       France      Germany        Other        Total
-------------------------------  ------------  -----------  -----------  -----------  ------------  -----------
Revenue from external customers  $    497,658  $   130,263  $    83,724  $    72,183  $     43,065  $  826,893
Capital assets, goodwill and
  intangible assets                 1,045,692       74,178       29,793      143,659         9,060   1,302,382

18.   FINANCIAL INSTRUMENTS

      The Company has determined the fair values of its financial instruments as follows:

      (a)   FAIR VALUES

            The carrying amounts in the consolidated balance sheets of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate fair values because of the short-term nature of these instruments.

      (b)   LONG-TERM DEBT

            The carrying values of long-term debt and obligations under capital leases which have variable interest rates based on market rates approximate the fair values of those financial instruments. The fair values of the Company's long-term debt and obligations under capital leases were based on the amount of future cash flows associated with each instrument discounted using borrowing rates currently available for similar debt instruments with similar maturity.

            The aggregate carrying value and fair value of the Company's long-term debt and obligations under capital leases at December 31 were:

          Carrying value      Fair value
          --------------      ----------
2004          863,796           864,256
2003        1,056,842         1,059,519

 54 CINRAM ANNUAL REPORT 2004

      (c)   DERIVATIVE INSTRUMENTS

            The fair values of the Company's interest rate exchange agreements and interest rate cap agreements are based on values quoted by the counterparties to the agreements. At December 31, 2004, the fair value of these agreements represents a liability of $514.

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

19. RECONCILIATION BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

      The consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP. These principles conform in all material respects to those in the United States, except for the following:

      Consolidated statements of earnings according to U.S. GAAP:

                              Asset category                                   2004          2003
-------------------------------------------------------------------------   ----------    ----------
Net earnings in accordance with Canadian GAAP                               $   75,824    $   53,020
Description of items having the effect of
  increasing (decreasing) reported earnings:
     Customer payments (a)                                                       1,414         1,377
     Amortization of capitalized interest on construction in progress (b)         (400)         (312)
     Stock-based compensation (c)                                                1,269             -
     Income tax effect of above adjustments                                        160           125
                                                                            ----------    ----------
Net earnings according to U.S. GAAP                                             78,267        54,210
Other comprehensive income:
     Net loss on derivatives designated as hedges, net of tax (d)                 (314)            -
     Foreign currency translation                                               22,106        38,687

                                                                            ----------    ----------
                                                                                21,792        38,687
                                                                            ----------    ----------
Comprehensive earnings according to U.S. GAAP                               $  100,059    $   92,897
                                                                            ==========    ==========

                                                                               2004          2003
                                                                            ----------    ----------
Earnings per share under U.S. GAAP:
     Basic                                                                  $     1.38    $     0.97
     Diluted                                                                      1.36          0.96
                                                                            ==========    ==========

Weighted average shares outstanding (in thousands):
     Basic                                                                      56,589        55,628
     Diluted                                                                    57,514        56,612
                                                                            ==========    ==========

                                                    CINRAM ANNUAL REPORT 2004 55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except common shares and per share information) Years ended December 31, 2004 and 2003

      Consolidated shareholders' equity according to U.S. GAAP:

                                                                                       2004          2003
                                                                                    ----------    ----------
Shareholders' equity in accordance with Canadian GAAP                               $  486,191    $  385,283
Description of items having the effect of increasing (decreasing) reported shareholders' equity:
     Customer payments (a)                                                                   -        (1,414)
     Capitalized interest on construction in progress (b)                                3,536         3,536
     Accumulated amortization of capitalized interest on construction in
      progress (b)                                                                      (1,244)         (844)
     Loss on derivatives designated as hedges, net of tax (d)                             (314)            -
     Goodwill amortization (e)                                                          (3,325)       (3,325)
     Income tax effect of above adjustments                                               (921)       (1,081)
                                                                                    ----------    ----------
Shareholders' equity according to U.S. GAAP                                         $  483,923    $  382,155
                                                                                    ----------    ----------

(a) Under Canadian GAAP, contractual payments to acquire sales contracts are amortized against revenue over the term of the contracts. As of December 31, 2004, $823 (2003 - $9,459) remained on the consolidated balance sheet as deferred charges, included in other assets. The amount relates to contractual payments made in the current and prior periods. Under U.S. GAAP, certain of the amounts incurred in prior periods would have been expensed as incurred. As a result, under U.S. GAAP, revenue would have increased by $1,414 for the year ended December 31, 2004 (2003 - $1,377) to reverse the impact of amortization recorded under Canadian GAAP.

(b) Under U.S. GAAP, interest must be capitalized on construction in progress, whereas under Canadian GAAP, such capitalization is not mandatory. During a significant facility expansion which occurred in fiscal 2000 and 2001, the Company did not capitalize any interest under Canadian GAAP. Under U.S. GAAP, in 2004, net capital assets would have increased by $2,292 (2003 - $2,692), amortization expense would have increased by $400 (2003 - $312), and income tax expense would have decreased by $160 (2003 - $125).

(c) Under U.S. GAAP, the Company measures compensation costs related to stock options granted to employees using the intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123. Therefore, the stock-based compensation expense of $1,269 recorded under Canadian GAAP has been excluded from the consolidated statement of earnings under U.S. GAAP.

(d) The Financial Accounting Standards Board (FASB) has issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS 138, which amends SFAS 133. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The standard requires that all derivatives be recorded on the balance sheet at fair value. The Company has implemented SFAS 133 effective for 2004 for the purposes of the U.S. GAAP reconciliation, as prior to 2004, the Company had not entered into any derivative financial instrument arrangements.

(e) This difference relates to higher goodwill amortization prior to January 1, 2002, when goodwill ceased being amortized, under Canadian GAAP arising from prior acquisitions.

(f)   RECENT UNITED STATES ACCOUNTING PRONOUNCEMENTS

      In December 2004, FASB issued SFAS 153, "Exchanges of Non-monetary Assets
      - an Amendment of APB Opinion 29." APB Opinion 29 is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of assets exchanged. SFAS 153 amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The standard is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and will be applied prospectively. The Company is currently evaluating the impact of this revised standard.

56 CINRAM ANNUAL REPORT 2004

In December 2004, FASB issued SFAS 151, "Inventory Costs," which clarifies the accounting for abnormal amounts and the allocation of fixed production costs. The standard is effective for 2006. The Company is currently evaluating the impact of this standard.

In December 2004, FASB issued SFAS 123 (revised 2004), "Share-based Payments," which requires companies to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the statement of earnings. The standard is effective as of the beginning of the Company's third quarter of 2005 and applies to all unvested employee awards at the date of adoption. The Company is currently evaluating the impact of this revised standard.

In January 2003, FASB issued Interpretation No. 46,"Consolidation of Variable Interest Entities" (VIEs) (FIN 46). In December 2003, FASB issued FIN 46R, which superseded FIN 46 and contains numerous exemptions. FIN 46R applies to financial statements of public entities that have or potentially have interests in entities considered special purpose entities for periods ended after December 15, 2003, and, otherwise, to interests in VIEs for periods ending after March 15, 2004. VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The adoption of this standard did not have an impact on the consolidated financial statements as the Company did not have any VIEs in existence on the date of adoption.

                                                    CINRAM ANNUAL REPORT 2004 57

FINANCIAL HIGHLIGHTS
11 YEARS ENDING DECEMBER 31, 2004
(stated in thousands of U.S. dollars, except per share data)

                                                         2004       2003       2002       2001
                                                      ---------    -------    -------    -------
INCOME STATEMENT
Net sales                                             2,026,638    826,893    559,287    535,607

Sales growth in %                                           145%        48%         4%        22%

Cost of sales                                         1,615,542    655,374    457,322    459,210

Gross profit before amortization                        557,793    235,226    149,731    119,450

Gross profit % before amortization                           28%        28%        27%        22%

Amortization of capital assets                          146,697     63,707     47,766     43,053

Gross profit                                            411,096    171,519    101,965     76,397

Gross profit as a % of sales                                 20%        21%        18%        14%

Selling, general and administrative expenses            177,372     68,883     51,537     50,744

Selling, general and administrative
  expenses as a % of net sales                                9%         8%         9%         9%

Amortization of intangible assets and deferred
  financing fees                                         73,038     11,449          -          -

Goodwill amortization                                         -          -          -      1,336

Research and development expenses                             -          -          -         64

Unusual items                                            (1,713)     2,726      1,449     (2,563)

EBITA (earnings before interest expense,
  investment income, income taxes and amortization)     382,134    163,617     96,745     69,869

EBITA %                                                      19%        20%        17%        13%

EBIT (earnings before interest expense,
  investment income and income taxes)                   162,399     88,461     48,979     26,816

EBIT %                                                        8%        11%         9%         5%

Interest expense                                         53,102     13,742      3,305      6,209

Investment income                                         2,436      3,583      2,888      2,836

Write-down of marketable securities                           -          -                     -

Income tax expense                                       35,909     25,282     13,891      8,172

Net earnings                                             75,824     53,020     34,671     15,271

Basic EPS* (after unusual items)                           1.34       0.95       0.63       0.28

Diluted EPS* (after unusual items)                         1.32       0.94       0.63       0.28

* per share data based on 3 for 1 stock split July 1987, 2 for 1 stock split June 1993 and 2 for 1 stock split February 1998

58 CINRAM ANNUAL REPORT 2004

                                                   2000         1999       1998        1997         1996       1995        1994
                                                ---------    ---------   ---------   ---------   ---------   ---------   ---------
INCOME STATEMENT
Net sales                                         438,756      435,742     431,789     369,608     249,905     197,485     105,224

Sales growth in %                                       1%           1%         17%         48%         27%         88%         28%

Cost of sales                                     371,387      324,905     327,228     280,327     187,849     150,299      75,520

Gross profit before amortization                  106,221      150,375     143,646     119,256      75,718      59,499      36,565

Gross profit % before amortization                     24%          35%         33%         32%         30%         30%         35%

Amortization of capital assets                     38,852       39,538      39,085      29,975      13,662      12,313       6,861

Gross profit                                       67,369      110,837     104,561      89,281      62,056      47,186      29,704

Gross profit as a % of sales                           15%          25%         24%         24%         25%         24%         28%

Selling, general and administrative expenses       51,761       48,468      49,864      41,920      24,530      20,690      13,109

Selling, general and administrative
  expenses as a % of net sales                         12%          11%         12%         11%         10%         10%         12%

Amortization of intangible assets and deferred
  financing fees                                        -            -           -           -           -           -           -

Goodwill amortization                               3,406        5,904       3,483       2,109         922         559

Research and development expenses                   1,144        1,056       3,016       1,442       1,689       1,428       1,423

Unusual items                                      34,760       20,622           -           -           -           -           -

EBITA (earnings before interest expense,
  investment income, income taxes and
  amortization)                                    15,150       74,325      87,283      73,785      48,577      36,822      22,033

EBITA %                                                 3%          17%         20%         20%         19%         19%         21%

EBIT (earnings before interest expense,
  investment income and income taxes)             (23,702)      34,787      48,198      43,810      34,915      24,509      15,172

EBIT %                                                 (5)%          8%         11%         12%         14%         12%         14%

Interest expense                                   12,237       10,818      11,078       6,292       2,270       1,550           -

Investment income                                  11,214       11,308      11,723       7,471       2,883       2,736       1,678

Write-down of marketable securities                     -        2,241       4,132           -           -           -           -

Income tax expense                                 (5,816)      19,979      16,291      14,646      12,651       8,883       3,770

Net earnings                                      (18,909)      13,057      28,420      30,343      22,877      16,812      13,080

Basic EPS* (after unusual items)                    (0.34)        0.22        0.48        0.53        0.48        0.37        0.29

Diluted EPS* (after unusual items)                  (0.34)        0.22        0.47        0.53        0.46        0.36        0.29

                                                    CINRAM ANNUAL REPORT 2004 59

COMPARATIVE BALANCE SHEETS
11 YEARS ENDING DECEMBER 31, 2004
(stated in thousands of U.S. dollars)

                                      2004     2003     2002     2001     2000    1999     1998     1997     1996     1995     1994
                                      ----     ----     ----     ----     ----    ----     ----     ----     ----     ----     ----
BALANCE SHEET

Current ratio                         1.02     1.05     1.65     1.45     1.30    1.61     1.61     2.65     3.14     1.49     2.32

Debt to equity ratio (1)              3.31     4.34     0.80     0.84     1.11    1.04     0.98     1.01     0.37     0.85     0.42

Debt to assets ratio (1)              0.77     0.81     0.45     0.46     0.53    0.51     0.49     0.50     0.27     0.46     0.29

Equity to assets ratio                0.23     0.19     0.55     0.54     0.47    0.49     0.51     0.50     0.73     0.54     0.71

Accounts receivable
  turnover (2)                           5        3        4        4        3       4        5        5        5        6        7

Days sales in
  accounts receivable (2)               80      111       97      103      107      86       80       75       78       63       50

Inventory turnover (3)                  32       15       14       17       13      12       12       13       11       13       13

Days sales in inventory (3)             11       24       26       21       27      31       31       29       32       27       28

Asset turnover (4)                    1.39     0.64     1.07     1.13     0.87    0.78     0.79     0.71     0.73     1.09     1.06

Return on equity (5)
  (after unusual item)                  17%      15%      13%       6%     n/a       5%      10%      12%      13%      19%      20%

Return on total assets (6)
  (after unusual item)                   4%       4%       7%       3%     n/a       2%       5%       7%       9%      12%      14%

(1) consists of current and long-term liabilities including future income taxes

(2) two year average accounts receivable

(3) two year average inventory

(4) total assets excluding intangible assets

(5) two year average equity

(6) two year average total assets

60 CINRAM ANNUAL REPORT 2004

TRADING OF COMMON SHARES: CRW

For years ended December 31
(in Canadian dollars, except volume)     Quarter      High         Low       Closing     Volume ('000)
------------------------------------     -------    --------    --------    ---------    -------------
2004                                     FIRST      $  29.75    $  24.00    $   26.18       33,960
                                         SECOND        26.80       22.30        25.00       22,513
                                         THIRD         25.03       19.70        21.20       18,675
                                         FOURTH        24.95       15.88        22.13       34,722
                                         -------    --------    --------    ---------      -------
                                         YEAR       $  29.75    $  15.88    $   22.13      109,871
                                         -------    --------    --------    ---------      -------

2003                                     First      $  11.25    $   8.36    $   11.00       12,988
                                         Second        16.85       10.80        16.43       21,626
                                         Third         29.60       15.51        24.95       38,905
                                         Fourth        28.59       25.34        28.35       21,488
                                         -------    --------    --------    ---------      -------
                                         Year       $  29.60    $   8.36    $   28.35       95,006
                                         -------    --------    --------    ---------      -------

2002                                     First      $   8.45    $   4.62    $    7.95       23,505
                                         Second        11.25        7.52        10.35       14,313
                                         Third         10.20        6.10         7.00       12,570
                                         Fourth        10.29        5.31         9.89       15,989
                                         -------    --------    --------    ---------      -------
                                         Year       $  11.25    $   4.62    $    9.89       66,377
                                         -------    --------    --------    ---------      -------

2001                                     First      $   3.50    $   2.00    $    2.75        7,836
                                         Second         4.75        2.50         4.25        6,773
                                         Third          4.55        3.50         3.79        4,793
                                         Fourth         5.15        3.06         4.60        8,364
                                         -------    --------    --------    ---------      -------
                                         Year       $   5.15    $   2.00    $    4.60       27,765
                                         -------    --------    --------    ---------      -------

2000*                                    First      $  11.30    $   7.55    $    7.55       11,583
                                         Second        10.80        7.50         9.40       15,807
                                         Third          9.75        4.85         5.75       10,318
                                         Fourth         6.05        2.56         2.85       15,051
                                         -------    --------    --------    ---------      -------
                                         Year       $  11.30    $   2.56    $    2.85       52,759
                                         -------    --------    --------    ---------      -------

* TSX and Nasdaq

COMMON SHARES OUTSTANDING AT DECEMBER 31, 2004 - 56,803,086

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING AT DECEMBER 31, 2004

Basic:                   56,588,815
Diluted:                 57,513,852

                                                    CINRAM ANNUAL REPORT 2004 61

BOARD OF DIRECTORS

HENRI A. ABOUTBOUL (3)

Non-Executive
Chairman of the Board

NORMAN MAY, Q.C. (2)

Director

Partner,
Fogler, Rubinoff LLP

NADIR H. MOHAMED, CA (1, 3)*

Director

President and Chief Executive Officer,
Rogers Wireless Communications Inc.

ISIDORE PHILOSOPHE

Director

Chief Executive Officer,
Cinram International Inc.

JOHN R. PRESTON, CPA (1, 2)*

Director

Vice-President,
Finance and Administration,
Southern Wine & Spirits of
America, Inc.

LEWIS RITCHIE, CA

Director

Chief Financial Officer and Secretary
Executive Vice-President,
Finance and Administration,
Cinram International Inc.

DAVID RUBENSTEIN

Director

President and Chief Operating Officer,
Cinram International Inc.

PETER G. WHITE (1*, 3)

Director

Vice-President, Operations and
Secretary,
Hollinger Inc.

(1) Audit committee

(2) Corporate governance and nominations committee

(3) Compensation committee

 *  Committee chair

OFFICERS

ISIDORE PHILOSOPHE

Chief Executive Officer

LEWIS RITCHIE, CA

Chief Financial Officer and Secretary
Executive Vice-President,
Finance and Administration

DAVID RUBENSTEIN

President and Chief Operating Officer

DAVID LOCKSLEY

Chief Information Officer

JAIME OVADIA

President,
U.S. and Latin America

Executive Vice-President,
World Wide Theatrical Home Video

JACQUES PHILOSOPHE

Executive Vice-President

MONIQUE RABIDEAU

Assistant Secretary,
Cinram International Inc.

Partner,
Fogler, Rubinoff LLP

JOHN TINO, CA

Director,
Financial Reporting and Treasurer

MARCEL TUCHNER

Executive Vice-President,
Manufacturing and Engineering

62 CINRAM ANNUAL REPORT 2004

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

Cinram International Inc.
2255 Markham Road
Toronto, Ontario
M1B 2W3
Telephone: (416) 298-8190
Fax: (416) 298-0612

INVESTOR RELATIONS

2255 Markham Road
Toronto, Ontario
M1B 2W3
Telephone: (416) 298-8190
E-mail: investorrelations@cinram.com

TRANSFER AGENT

Computershare Trust Company of Canada
100 University Avenue, 9th Floor
Toronto, Ontario
M5J 2Y1
Telephone: 1-800-564-6253
Fax: 1-888-453-0330
E-mail: CARegistryInfo@computershare.com

AUDITORS

KPMG LLP
4100 Yonge Street
Suite 200
Toronto, Ontario
M2P 2H3

DIVIDEND POLICY AND PAYMENT

Cinram's long-term strategic objective is to secure above average capital growth for its shareholders. The Company retains most of its earnings to maximize expansion opportunities.

Cinram declares dividends on a quarterly basis. In March 2005, the Company declared a quarterly dividend of $0.03 per common share, payable on March 31, 2005.

ANNUAL MEETING

Cinram's Annual General Meeting of Shareholders will be held at 4 p.m. on April 25, 2005, at the TSX Conference Centre (130 King Street West,Toronto, Ontario, M5X 1E1). Shareholders are invited to attend this meeting.

                                                    CINRAM ANNUAL REPORT 2004 63

CORPORATE DIRECTORY

CANADA

Cinram International Inc. -
Corporate Headquarters
2255 Markham Road
Toronto, Ontario
M1B 2W3
Telephone: (416) 298-8190
Fax: (416) 298-0612

5590 Finch Avenue East
Toronto, Ontario
Canada M1B 1T1
Telephone: (416) 298-8190
Fax: (416) 332-9022

601 Milner Avenue
Toronto, Ontario
Canada M1B 1M8
Telephone: (416) 298-8190

UNITED STATES

Cinram Inc. U.S. - Head Office
1600 Rich Road
Richmond, Indiana
USA 47374
Telephone: (765) 962-9511
Fax: (765) 962-1564

4950 Moores Mill Road
Huntsville, Alabama
USA 35811
Telephone: (256) 859-9042
Fax: (256) 859-9932

Cinram Manufacturing Inc.
1400 East Lackawanna Avenue
Olyphant, Pennsylvania
USA 18448
Telephone: (570) 383-2471
Fax: (570) 383-6722

6110 Peachtree Street
Commerce, California
USA 90040
Telephone: (323) 832-2600
Fax: (323) 725-8763

400 Sanford Road
LaVergne, TN
USA 37086
Telephone: (615) 287-3900
Fax: (615) 287-3810

437 Sanford Road
LaVergne, TN
USA 37086
Telephone: (615) 287-3800
Fax: (615) 287-3866

Ivy Hill - Head office
619 West 54th Street
New York, New York
USA 11019
Telephone: (646) 834-1500
Fax: (646) 834-1576

7000 New Horizons Blvd.
Amityville, New York
USA 11701
Telephone: (631) 842-6800
Fax: (631) 842-6827

4325 Shepherdsville Road
Louisville, Kentucky
USA 40218
Telephone: (502) 458-5303
Fax: (502) 458-2125

4025 Third Parkway
Terre Haute, Indiana
USA 47804
Telephone: (812) 466-9851
Fax: (812) 466-4676

1275 Los Angeles Street
Glendale, California
USA 91204
Telephone: (818) 552-1000
Fax: (818) 638-0477

4800 Santa Fe Avenue
Los Angeles, California
USA 90058
Telephone: (323) 277-4800
Fax: (323) 277-4890

Giant Merchandising Inc.
5655 Union Pacific Avenue
Commerce, California
USA 90022
Telephone: (323) 887-3300
Fax: (323) 887-3341

EUROPE

Cinram Europe - Head office
3 Shortlands
Hammersmith, London
United Kingdom, W6 8RX
Telephone: (44) 208 741 3388
Fax: (44) 208 735 9450

Cinram U.K. Ltd.
2 Central Avenue, Ransomes(Europark)
Ipswich, Suffolk
United Kingdom, 1P3 9SL
Telephone: (44) 1473 271 010
Fax: (44) 1473 271 040

The Entertainment Network
Rabans Lane
Aylesbury
Buckinghamshire
United Kingdom HP19 8TS
Telephone: (44) 1296 426 151
Fax: (44) 1296 481 009

Cinram France
Les Granges
B.P. 48
Champenard
27608 Gaillon Cedex
France
Telephone: (33) 2 32 21 47 00
Fax: (33) 2 32 21 47 04

Cinram Optical Discs SAS
26 Avenue Winston Churchill
B.P. 615
27406 Louviers Cedex
France
Telephone: (33)2 32 25 72 00
Fax: (33) 2 32 25 72 22

Cinram GmbH
Max-Planck-Strasse 1-9
52477 Alsdorf
Germany
Telephone: (49) 2404 58-0
Fax: (49) 2404 58-111

LATIN AMERICA

Cinram Latinamericana S.A. de C.V.
Av. Tlahuac no. 6828-4
Col. San fco.Tlatenco 13400 Mexico, D.F.
Telephone: (5255) 58 62 32 00
Fax: (5255) 841-2819

64 CINRAM ANNUAL REPORT 2004

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